Exhibit 10.14

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE REPARE THERAPEUTICS INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO REPARE THERAPEUTICS INC. IF PUBLICLY DISCLOSED.

RESEARCH SERVICES, LICENSE AND COLLABORATION AGREEMENT

by and between

REPARE THERAPEUTICS, INC.

and

ONO PHARMACEUTICAL CO., LTD.

January 31, 2019

TABLE OF CONTENTS

1.	DEFINITIONS	1
2.	RESEARCH PROGRAM	18
3.	DRUG CANDIDATE SELECTION	22
4.	DEVELOPMENT	23
5.	REGULATORY MATTERS	29
6.	COMMERCIALIZATION	33
7.	MANUFACTURE AND SUPPLY	37
8.	COLLABORATION MANAGEMENT	38
9.	CONFIDENTIALITY AND PUBLICATION	47
10.	LICENSES	50
11.	FINANCIAL TERMS; ROYALTY REPORTS; PAYMENTS AND AUDITS	54
12.	REPRESENTATIONS, WARRANTIES AND COVENANTS	60
13.	INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE	65
14.	INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS	67
15.	TERM AND TERMINATION; REMEDIES	74
16.	MISCELLANEOUS	78

SCHEDULES

Schedule 2.4.1	Research Plan
Schedule 10.3	Specific Obligations under the NYU Agreement
Schedule 12.2.3	Repare Patent Rights
Schedule 12.2.4	Repare In-Licenses

-ii-

RESEARCH SERVICES, LICENSE AND COLLABORATION AGREEMENT

THIS RESEARCH SERVICES, LICENSE AND COLLABORATION AGREEMENT (this “Agreement”), is made and entered into as of January 31, 2019 (the “Effective Date”) by and between Repare Therapeutics, Inc., a corporation organized and existing under the laws of Canada and having its principal place of business at 7210 Frederick-Banting, St-Laurent, Quebec, H4S 2A1, Canada (“Repare”), and Ono Pharmaceutical Co., Ltd., a corporation organized and existing under the laws of Japan and having an address of 8-2, Kyutaromachi 1-chome, Chuo-ku, Osaka 541-8564, Japan (“Ono”).

RECITALS

WHEREAS, Repare owns or otherwise controls certain technology and information relating to Repare’s lead inhibitor program targeting DNA Polymerase q¸ (“Polq”);

WHEREAS, Ono is a pharmaceutical company that conducts research, development, manufacturing and commercialization of pharmaceutical products; and

WHEREAS, Ono and Repare desire to collaborate together to research, develop and commercialize products targeting Polq¸ in the Territory, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties hereby agree as follows:

1. DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1. “505(b)(2) NDA” means a new drug application submitted to the FDA under 21 U.S.C. § 355(b)(2) (or any replacement thereof).

1.2. “Acceptance” means, with respect to an IND, the earlier of (i) the day following the last day on which the applicable Regulatory Authority may object to an IND submission or (ii) the day on which the applicable Regulatory Authority affirmatively accepts an IND submission and notifies the applicable Party it may proceed with Clinical Studies pursuant to such IND. For example, in the United States, in the event that the FDA does not make any objection within thirty (30) calendar days from the IND submission, then Acceptance of such IND would occur thirty-one (31) calendar days from the date of the IND submission. For the avoidance of doubt, if the FDA objects to an IND submission within such thirty (30) day period, then Acceptance of such IND shall occur only after such objection is overcome.

1.3. “Acquirer” means, collectively, the Third Party referenced in the definition of “Change of Control” and such Third Party’s Affiliates, other than the applicable Party in the definition of Change of Control and such Party’s Affiliates, in each case with respect to all such entities as determined as of immediately prior to the closing of such Change of Control.

1.4. “Acquiring Party” has the meaning set forth in Section 16.15.2.1.

1.5. “Affiliate” means, with respect to a Person, any other Person which controls, is controlled by, or is under common control with the applicable Person. For purposes of this definition, “control” shall mean: (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors, or otherwise having the power to control or direct the affairs of such Person; and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest or the power to direct the management and policies of such non-corporate entities.

1.6. “Agreement” has the meaning set forth in the Preamble.

1.7. “ANDA” means an Abbreviated New Drug Application pursuant to 21 U.S.C. § 355(j) and 21 C.F.R. § 314.3.

1.8. “Bankrupt Party” has the meaning set forth in Section 10.5 (Bankruptcy and Bankruptcy Code).

1.9. “Bankruptcy Code” means Section 365(n) of Title 11 of the United States Code (the “U.S. Bankruptcy Code”) in case of USA, “The Companies’ Creditors Arrangement Act (“CCAA”) and the Bankruptcy and Insolvency Act (the “BIA”)” in case of Canada and “Bankruptcy Act and its relevant acts” in case of Japan or the equivalent of any of the foregoing in any foreign counterpart thereto, as applicable.

1.10. “Business Day(s)” means any day other than a day which is a Saturday, a Sunday, any day banks are authorized or required to be closed in Canada or Japan or any day within Repare’s corporate holidays (for Repare’s obligations) or Ono’s corporate holidays (for Ono’s obligations). The list of the Parties’ respective corporate holidays is yearly exchanged.

1.11. “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of each calendar year, provided that (a) the first Calendar Quarter of the Term shall begin on the Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of the Term shall end on the last day of the Term and (b) the first Calendar Quarter of a Royalty Term for a Licensed Product in a country shall begin on the First Commercial Sale of a Licensed Product in such country and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of a Royalty Term shall end on the last day of such Royalty Term.

1.12. “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31, provided that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on the first December 31 thereafter and the last Calendar Year of the Term shall end on the last day of the Term and (b) the first Calendar Year of a Royalty Term for a Licensed Product in a country shall begin on the First Commercial Sale of a Licensed Product in such country and end on the first December 31 thereafter and the last Calendar Year of the Term shall end on the last day of such Royalty Term.

1.13. “CDISC” means Clinical Data Interchange Standards Consortium which is an interdisciplinary nonprofit organization that establishes international standards for data collection, interchange, application, and storage for the purpose of promoting interoperation of clinical research data.

1.14. “cGMP” or “current Good Manufacturing Practices” means all Laws and guidelines applicable to Manufacture of the Licensed Drug Candidate or Licensed Product, including (a) the FD&C Act (21 U.S.C. 321 et seq.); (b) relevant United States regulations in Title 21 of the United States Code of Federal Regulations (including Parts 11, 210, and 211); (c) European Community Directives 2001/83/EC and 2003/94/EC; (d) the EU Guidelines to Good Manufacturing Practice Medicinal Products for Human and Veterinary Use, as set out in Volume 4 of the European Commission’s Rules governing medicinal products in the EU; (e) those standards required by the MHLW; (f) ICH, Q7 Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients; (g) similar standards and Laws to those in (a) through (f), as are in effect at the time of Manufacture of the Licensed Drug Candidate or Licensed Product; and (h) all additional Regulatory Authority documents or regulations that replace, amend, modify, supplant or complement any of the foregoing.

1.15. “Challenge Action” means any action or proceeding (including a declaratory judgment action, opposition, inter partes review, or nullification action) brought by a Third Party that challenges the patentability, validity or enforceability of any Ono Technology, Repare Technology or Joint Technology or that seeks a determination that any product does not infringe or misappropriate any Repare Technology, Ono Technology or Joint Technology.

1.16. “Change of Control” means, with respect to a Party (a) the acquisition of beneficial ownership, directly or indirectly, by any Third Party of securities or other voting interest of such Party representing a majority or more of the combined voting power of such Party’s then outstanding securities or other voting interests, (b) any merger, reorganization, consolidation or business combination involving such Party with a Third Party that results in the holders of beneficial ownership (other than by virtue of obtaining irrevocable proxies) of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of more than (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or business combination, or (c) any sale, lease, exchange, contribution or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of such Party to which this Agreement relates to a Third Party, other than a sale or disposition of such assets to an Affiliate of such Party.

1.17. “Clinical Study” or “Clinical Studies” means any clinical trial in humans, including a Phase 1 Clinical Study, Phase 2 Clinical Study, Registration Study, an Ono post- Regulatory Approval study, a Repare post-Regulatory Approval study or a Global Clinical Study.

1.18. “CMC” means, with respect to Drug Candidates, Licensed Drug Candidates or Licensed Products, the Development activities related to the composition, manufacture and specification of the drug substance and the drug product intended to assure the proper identification, quality, purity and strength of the drug, including test method development, stability testing, process development, drug substance development, process validation, process scale-up, manufacturing scale-up, formulation development, delivery system development, quality assurance and quality control development.

1.19. “Collaboration” means the collaboration of the Parties under this Agreement, including the research, Development, and Commercialization activity for the Polq Program, Drug Candidates, Licensed Drug Candidates and Licensed Products to be conducted by the Parties pursuant to this Agreement.

1.20. “Combination Product” has the meaning set forth in Section 1.87 (Net Sales).

1.21. “Commercialization” or “Commercialize” means any and all activities directed to marketing, promoting, distributing, importing, exporting, using, offering to sell, selling or having sold a Licensed Product, including by way of example: (a) detailing and other promotional activities; (b) advertising and public relations in support of a product, including market research, development and distribution of selling, advertising and promotional materials, field literature, direct-to-consumer advertising campaigns, media/journal advertising, and exhibiting at seminars and conventions; (c) conducting medical education activities and journal advertising; (d) importing or exporting Licensed Drug Candidate or Licensed Product or raw materials for the Manufacturing of commercial supply of Licensed Drug Candidate and Licensed Product.

1.22. “Commercially Reasonable Efforts” means, with respect to a Party’s obligations that relate to the achievement of an objective related to a Drug Candidate, Licensed Drug Candidate or Licensed Product, at any given time as the case may be, efforts reasonably used by a Party, which are in line with [***], for a product (including [***]) of a similar modality with similar commercial potential at a similar stage in their lifecycle (assuming continuing development of such product), taking into consideration all Relevant Factors.

1.23. “Competing Infringement” has the meaning set forth in Section 14.3.1 (Notice of Infringement).

1.24. “Common Brand Name” has the meaning set forth in Section 14.9.1 (Trademarks).

1.25. “Competing Program” has the meaning set forth in Section 16.15.2.1.

1.26. “Compound” means any chemical compound, matter, structure or composition.

1.27. “Confidential Information” means any and all confidential or proprietary information and data, including Repare Technology, Ono Technology, and Joint Technology, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement. Repare Technology is the Confidential Information of Repare. Ono Technology is the Confidential Information of Ono. Joint Technology and the terms of this Agreement are the Confidential Information of both Parties.

1.28. “Control”, “Controls” or “Controlled by” means, with respect to any intellectual property right (including any Patent Right or Know-How), the possession of (whether by ownership or license, other than pursuant to this Agreement) the ability of a Party or its Affiliates to assign, transfer, or grant access to, or to grant a license or sublicense of, such right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party or its Affiliate would be required hereunder to assign, transfer or grant another Person such access or license or sublicense. Each Party further agrees that, notwithstanding any provisions of this Agreement to the contrary, no Patent Rights, Know-How or other intellectual property or other proprietary rights not Controlled by a Party prior to a Change of Control with respect to such Party or by any of its Affiliates who were its Affiliates prior to such Change of Control (such Party’s “Pre-Existing Affiliates”), or which first becomes Controlled by such Party or such Party’s Pre-Existing Affiliates following such Party’s Change of Control, will be deemed Controlled by such Party or its Affiliates for purposes of this Agreement after such Change of Control, other than any Patent Right that claims priority, directly or indirectly, to any other Patent Right first Controlled by such Party or its Pre-Existing Affiliates before such Change of Control and that is licensed to the other Party hereunder as of such Change of Control, which will be deemed Controlled by such Party or its Pre-Existing Affiliates thereafter no matter when such Patent Right is filed or issued.

1.29. “Cost of Goods” means, with respect to the supply of Licensed Drug Candidate or Licensed Product: (a) where Repare or its Affiliates Manufacture such Licensed Drug Candidate or Licensed Product, the reasonable internal and external costs incurred by Repare and its Affiliates in Manufacturing such Licensed Drug Candidate or Licensed Product, including the fully allocated cost of Manufacture of such Licensed Drug Candidate or Licensed Product, consisting of direct material and direct labor costs (including direct material and labor costs incurred for facility start-up), plus overhead directly attributable to the Manufacture of such Licensed Drug Candidate or Licensed Product (including all directly incurred Manufacturing variances, inventory write-offs and a reasonable allocation of related Manufacturing administrative, freight, distribution, facilities operations and facilities depreciation costs for such Licensed Drug Candidate or Licensed Product, but in all cases excluding corporate administrative overhead or [***]), all calculated strictly in accordance with GAAP, and (b) where such Licensed Drug Candidate or Licensed Product is Manufactured by a Third Party manufacturer, the actual fees paid by Repare to the Third Party for the Manufacture and supply of such Licensed Drug Candidate or Licensed Product and vendor management costs.

1.30. “DC Criteria” means the pharmacological, toxicological and biological criteria for DC Selection as set forth in the Research Plan under the heading “Target Compound Profile (DC Selection)”.

1.31. “DC Selection” means the selection and determination of one (1) or more Drug Candidates which meet the DC Criteria that both Parties agree to further Develop and Commercialize after the DC Selection Meeting as a Licensed Drug Candidate.

1.32. “DC Selection Date” means the date of written notice from Ono to Repare that Ono selects a Licensed Drug Candidate in accordance with Section 3.4.

1.33. “DC Selection Meeting” has the meaning set forth in Section 3.3.

1.34. “DC Selection Notice” has the meaning set forth in Section 3.4.

1.35. “Development,” “Developing” or “Develop” means under this Agreement, with respect to Drug Candidates, Licensed Drug Candidates and Licensed Products, the research and development activities related to the generation, characterization, optimization, construction, use and production of Drug Candidates, Licensed Drug Candidates and Licensed Products, any other non-clinical, pre-clinical or clinical research and development activities related to the testing and qualification of Drug Candidates, Licensed Drug Candidates and Licensed Products, as applicable, including toxicology studies, pharmacology studies, statistical analysis and report writing, pre-clinical testing, Clinical Studies, regulatory affairs and registration activities, and all other activities necessary to prepare and file applications for Regulatory Approval and to seek, obtain and maintain Regulatory Approval. For the sake of clarity, Development includes activities conducted as or post-Regulatory Approval study.

1.36. “Drug Candidate” means any Compound that inhibits or modulates Polq, and any derivatives, analogs, metabolites, salts, esters, free acid forms, free base forms, pro- drug forms, racemates, solvates or optically active forms of such Compound that is generated, developed, discovered, identified or modified in the course of performance of the Research Plan.

1.37. “Drug Candidate Selection Period” has the meaning set forth in Section 3.4.

1.38. “Effective Date” has the meaning set forth in the Preamble.

1.39. “EMA” means the European Medicines Agency, or any successor entity thereto performing similar functions.

1.40. “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.41. “FDA” means the United States Food and Drug Administration and any successor Governmental Authority having substantially the same function.

1.42. “Field” means any and all uses.

1.43. “First Commercial Sale” means, with respect to a country, the first sale for end use or consumption of a Licensed Product in such country, [***], after all Regulatory Approvals legally required for such sale have been granted by the Regulatory Authority of such country.

1.44. “FTE” has the meaning set forth in Section 6.1.4.

1.45. “GAAP” means generally accepted accounting principles as practiced in the United States or International Financial Reporting Standards (“IFRS”), in each case, consistently applied.

1.46. “GCP” or “Good Clinical Practices” means, with respect to any applicable jurisdiction, the then-current standards, practices and procedures for clinical trials for pharmaceuticals promulgated or endorsed by the applicable Regulatory Authority in such jurisdiction (including, with respect to the United States, the FDA) as set forth in the applicable Laws of such jurisdiction, including, with respect to the United States, the guidelines titled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance” and related regulatory requirements imposed by the FDA, and with respect to jurisdictions outside the United States, comparable regulatory standards, practices and procedures promulgated by the EMA or other Regulatory Authority, as applicable, including any applicable quality guidelines promulgated under the International Conference on Harmonization (“ICH”), in each case as they may be updated from time to time.

1.47. “Generic Product” means, with respect to a particular Licensed Product in a country, a pharmaceutical product that: (a) contains the same active ingredient(s) as the Licensed Product; and (b) is approved for use in such country by a Regulatory Authority, whether for use as monotherapy or for use in combination with any other vaccine, biologic or Compound through a regulatory pathway referencing or relying on clinical data, or any findings of safety or efficacy therein, first submitted by a Party or its Related Parties for obtaining Regulatory Approval for such Licensed Product, in each case other than any Licensed Product that has been Developed under this Agreement by a Party or its Related Parties or Commercialized by Ono or any of its Related Parties in such country.

1.48. “Global Branding Strategy” has the meaning set forth in Section 6.1.5.1 (Global Branding).

1.49. “Global Clinical Study” means, with respect to any Licensed Drug Candidate or Licensed Product, a Clinical Study included in the Global Development Activities for such Licensed Drug Candidate or Licensed Product.

1.50. “Global Clinical Study Proposal” has the meaning set forth in Section 4.1.3.1 (Global Clinical Study Proposals).

1.51. “Global Commercialization Strategy” has the meaning set forth in Section 6.1.2(Global Commercialization Strategy).

1.52. “Global Common Activity” has the meaning set forth in Section 4.1.4 (Global Development Costs).

1.53. “Global Common Costs” has the meaning set forth in Section 4.1.4 (Global Development Costs).

1.54. “Global Development Activity” has the meaning set forth in Section 4.1.2 (Global Development Plans).

1.55. “Global Development Plan” has the definition set forth in Section 4.1.2 (Global Development Plans).

1.56. “GLP” or “Good Laboratory Practices” means, with respect to a particular Development activity or non-clinical study conducted by a Party, that such Development activity or non-clinical study (i) was conducted in accordance with “good laboratory practices” as set forth in 21 C.F.R. Part 58, the United States Animal Welfare Act, the ICH Guideline on Nonclinical Safety Studies for the Conduct of Human Clinical Trials for Pharmaceuticals or the ICH Guideline on Safety Pharmacology Studies for Human Pharmaceuticals or (ii) involved experimental research techniques that were performed for informational purposes only (whether or not included in a regulatory filing) or could not be performed by a GLP-compliant testing facility (with appropriate notice being given to the FDA in regulatory filings), and such Party employed the procedures and controls generally used by qualified experts in animal or preclinical studies of products comparable to those being developed by such Party.

1.57. “Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission, taxing authority or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city or other political subdivision thereof or (c) any supranational body.

1.58. “Granting Party” has the meaning set forth in Section 10.3 (Compliance with In-Licenses).

1.59. “IFRS” has the meaning set forth in Section 1.45 (GAAP).

1.60. “In-License” means (a) with respect to Repare, a Repare In-License and (b) with respect to Ono, an Ono In-License.

1.61. “IND” means an investigational new drug application, as defined in the FD&C Act, together with any rules and regulations promulgated thereunder, or similar application or submission that is required to be filed with any Regulatory Authority anywhere in the world before beginning clinical testing of an investigational drug or biological product in human subjects.

1.62. “Indemnitee” has the meaning set forth in Section 13.4 (Indemnification Procedure).

1.63. “Infringement Action” has the meaning set forth in Section 14.3.2.1 (Infringement Actions).

1.64. “Insolvency Officer” has the meaning set forth in Section 10.5 (Bankruptcy and Bankruptcy Code).

1.65. “Invented” means the act of invention by inventors, as determined in accordance with the patent laws of the United States.

1.66. “Investigator Sponsored Clinical Study” means a Clinical Study of a Licensed Drug Candidate or Licensed Product in the Field that is sponsored and conducted by a physician, physician group or other Third Party not acting on behalf of a Party or its Related Party and who does not have a license from a Party or its Related Party to Commercialize such Licensed Drug Candidate or Licensed Product, pursuant to an IND owned by such Third Party, and with respect to which a Party or its Related Party provides clinical supplies of the Licensed Drug Candidate and Licensed Product, funding or other support for such Clinical Study.

1.67. “JNDA” means an NDA submitted to Regulatory Authority in Japan.

1.68. “Joint Know-How” means any Know-How (other than Repare Know-How or Ono Know-How) that is discovered, made or developed jointly by one or more employees of Repare or its Affiliates (or a Third Party acting on any of their behalf) and one or more employees of Ono or its Affiliates (or a Third Party acting on any of their behalf).

1.69. “Joint Patent Rights” means any Patent Right that is Invented jointly by one or more employees of Repare or its Affiliates (or a Third Party acting on any of their behalf) together with one or more employees of Ono or its Affiliates (or a Third Party acting on any of their behalf).

1.70. “Joint Technology” means Joint Know-How and Joint Patent Rights.

1.71. “Joint Steering Committee” or “JSC” means the Joint Steering Committee as more fully described in Section 8.1 (Joint Steering Committee).

1.72. “Joint Research Committee” or “JRC” has the meaning set forth in Section 8.2 (Joint Research Committee).

1.73. “Know-How” means all chemical or biological materials and other tangible materials, inventions, improvements, practices, discoveries, developments, data, information, technology, methods, protocols, formulas, knowledge, know-how, trade secrets, processes, assays, skills, experience, techniques and results of experimentation and testing, including pharmacological, toxicological and pre-clinical and clinical data and analytical and quality control data, IND, NDA, Regulatory Approval, promotional material and educational material, in all cases, whether or not confidential, proprietary or patentable, in written, electronic or any other form now known or hereafter developed, including any physical embodiments of any of the foregoing; but excluding in any event any Patent Right and Trademarks.

1.74. “Laws” means all applicable laws, statutes, rules, regulations, orders, judgments, injunctions, ordinances or other pronouncements having the binding effect of law of any Governmental Authority, including if either Party is or becomes subject to a legal obligation to a Regulatory Authority or other Governmental Authority (such as a corporate integrity agreement or settlement agreement with a Governmental Authority).

1.75. “Liaison” has the meaning set forth in Section 8.1.4.1 (Liaison).

1.76. “Licensed Drug Candidate” means any Drug Candidate selected by Ono for further Development or Commercialization in accordance with Section 3.4 (Licensed Drug Candidate).

1.77. “Licensed Product” means any pharmaceutical product containing a Licensed Drug Candidate (or any back-up or follow-on Drug Candidate) in any dosage form or formulation (i) for sale by prescription, over-the-counter, or any other method; or (ii) for administration to human patients in a Clinical Study, for any and all uses, including any Combination Product. In calculation of the Royalty Term pursuant to Section 11.4.2 (Royalty Term), to the extent that a Licensed Drug Candidate is contained as a sole active ingredient, [***]. Further, it is understood by the Parties that a Combination Product containing a Licensed Drug Candidate as one of the active ingredients shall [***].

1.78. “Local Law” has the meaning set forth in Section 14.1.1 (Inventorship).

1.79. “Losses” has the meaning set forth in Section 13.1 (General Indemnification by Ono).

1.80. “Major Market Countries” means [***].

1.81. “Manufacturing” or “Manufacture” means, as applicable, all activities associated with the production, manufacture, process of formulating, processing, purifying, filling, finishing, packaging, labeling, shipping, importing and storage of Drug Candidates, Licensed Drug Candidates or Licensed Products, and other products (and related devices) including process development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release; provided, however, that Manufacturing shall not include Development and Commercialization. When used as a verb, “to Manufacture” and “Manufacturing” mean to engage in Manufacture, and “Manufactured” has a corresponding meaning.

1.82. “Manufacturing Subcontract” has the meaning set forth in Section 7.1.2 (Subcontracting).

1.83. “Manufacturing Technology Transfer Plan” has the meaning set forth in Section 7.3 (Ono’s Right to Manufacture).

1.84. “Material Communications” means written, telephonic or in-person communications from or with any Regulatory Authority concerning any of the following: key product quality attributes (e.g., purity), safety findings affecting the platform (e.g., Serious Adverse Events, emerging safety signals), clinical or non-clinical findings affecting patient safety, lack of efficacy, receipt or denial of Regulatory Approval, the design of Clinical Studies or the need for additional non-clinical studies (e.g., additional toxicology or carcinogenicity studies).

1.85. “MHLW” means the Japanese Ministry of Health, Labour and Welfare and any successor Governmental Authority having substantially the same function.

1.86. “NDA” means a New Drug Application, as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or any analogous application or submission with any Regulatory Authority outside of the United States.

1.87. “Net Sales” means [***].

1.88. “New Competing Program” has the meaning set forth in Section 16.15.2.1(b).

1.89. “Non-Bankrupt Party” has the meaning set forth in Section 10.5 (Bankruptcy and Bankruptcy Code).

1.90. “Non-Granting Party” has the meaning set forth in Section 10.3 (Compliance with In-Licenses).

1.91. “Noticed Party” has the meaning set forth in Section 5.1.3.1 (Material Communications).

1.92. “Noticing Party” has the meaning set forth in Section 5.1.3.1 (Material Communications).

1.93. “NYU Agreement” means that certain Amended and Restated License Agreement by and between New York University and Repare Therapeutics, Inc. dated July 9, 2018 as such agreement may be amended or restated from time to time.

1.94. “Ono” has the meaning set forth in the Preamble.

1.95. “Ono Fiscal Year” means each successive period of twelve (12) calendar months commencing on April 1 of a particular Calendar Year and ending on March 31 of the immediately following Calendar Year.

1.96. “Ono Indemnitees” has the meaning set forth in Section 13.2 (General Indemnification by Repare).

1.97. “Ono In-License” means, with respect to any Licensed Drug Candidate or Licensed Product, any agreement between Ono and a Third Party pursuant to which Ono Controls Know-How or Patent Rights that are reasonably necessary or useful to Develop, Manufacture, have Manufactured or Commercialize such Licensed Drug Candidate or Licensed Product in the Field.

1.98. “Ono Know-How” means Know-How which, during the Term: (a) is Controlled by Ono or its Affiliates; (b) is not generally known; (c) relates to Drug Candidates, Licensed Drug Candidates or Licensed Product; and (d) are necessary to Repare in connection with the research, Development, Manufacture, having Manufactured, Commercialize, import, marketing, use, sale or offer for sale of Drug Candidates, Licensed Drug Candidates or Licensed Product in the Repare Territory; provided, however, that, except otherwise set forth in Section 10.4, for avoidance of doubt the Parties acknowledge that Ono shall be under no obligation to provide Know-How of Ono that does not relate to Drug Candidates, Licensed Drug Candidates or Licensed Products.

1.99. “Ono Licensed Back Improvements” has the meaning set forth in Section 10.1.3(b).

1.100. “Ono Patent Right” means any and all Patent Rights which during the Term (a) are Controlled by Ono or its Affiliates and (b) claim or cover, or would be practiced by the research, Development, Manufacture, having Manufactured, Commercialize, use, sale, marketing, offer for sale or importation of Drug Candidates, Licensed Drug Candidates or Licensed Product in the Repare Territory; provided, however, that, except otherwise set forth in Section 10.4, for avoidance of doubt the Parties acknowledge that Ono shall be under no obligation to provide Patent Right of Ono that does not relate to Drug Candidates, Licensed Drug Candidates or Licensed Products.

1.101. “Ono Technology” means Ono Know-How and Ono Patent Rights.

1.102. “Ono Territory” means Japan, South Korea, Taiwan, Hong Kong, Macau, Brunei, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand, and Vietnam.

1.103. “Ono Territory Educational Materials” has the meaning set forth in Section 6.1.5.3 (Ono A&P).

1.104. “Ono Territory Promotional Materials” has the meaning set forth in Section 6.1.5.3 (Ono A&P).

1.105. “Ono Territory Commercialization Plan” has the meaning set forth in Section 6.1.3 (Ono Territory Commercialization Plan).

1.106. “Ono Territory Development Plan” has the meaning set forth in Section 4.1.8 (Ono Territory Development Plan).

1.107. “Out-of-Pocket Costs” means, with respect to certain activities hereunder, direct expenses paid or payable by either Party or its Affiliates to Third Parties and specifically identifiable and incurred (and invoiced) to conduct such activities for a Licensed Drug Candidate or Licensed Product, as applicable, including payments to contract personnel; provided, however, that amounts paid to contract sales and marketing personnel will not be considered Out-of-Pocket Costs.

1.108. “Party” means Ono or Repare.

1.109. “Patent Challenge” has the meaning set forth in Section 15.2.4 (Termination for Patent Challenge).

1.110. “Patent Rights” means (a) all issued patents (including any extensions, restorations by any existing or future extension or registration mechanism (including patent term adjustments, patent term extensions, supplemental protection certificates or the equivalent thereof), substitutions, confirmations, re-registrations, re-examinations, reissues, patents and patent claims maintained after post grant examination (including inter partes review, post grant review or opposition proceeding) and patents of addition); (b) patent applications (including all provisional applications, substitutions, requests for continuation, continuations, continuations-in-part, divisionals and renewals); (c) inventor’s certificates; and (d) all equivalents of the foregoing in any country of the world.

1.111. “Person” means any natural person, corporation, unincorporated organization, partnership, association, sole proprietorship, joint stock company, joint venture, limited liability company, trust or government, or Governmental Authority, or any other similar entity.

1.112. “Phase 1 Clinical Study” means a study in humans which provides for the introduction into humans of a pharmaceutical product, conducted in healthy volunteers or patients, to obtain initial information on product safety, tolerability, pharmacological activity or pharmacokinetics, as more fully defined in 21 C.F.R. § 312.21(a) (or the equivalent thereof outside the United States).

1.113. “Phase 2 Clinical Study” means a study in humans of the safety, dose ranging or efficacy of a pharmaceutical product, as further defined in 21 C.F.R. § 312.21(b) (or the equivalent thereof outside the United States).

1.114. “PMDA” means the Pharmaceuticals and Medical Devices Agency in Japan and any successor Governmental Authority having substantially the same function.

1.115. “Polq” has the meaning set forth in the Recitals.

1.116. “Polq Non-Specific IP” has the meaning set forth in Section 10.4.1 (Polq Non-Specific IP).

1.117. “Polq¸ Program” has the meaning set forth in Section 2.1 (Collaboration Overview).

1.118. “Pre-Existing Affiliates” has the meaning set forth in Section 1.28 (“Control”, “Controls” or “Controlled by”).

1.119. “Registration Study” means a Clinical Study in humans that is intended to obtain the data sufficient to support the filing of an NDA for a product with any applicable Regulatory Authority. Registration Studies include any Clinical Studies designed as a pivotal study to confirm with statistical significance the efficacy and safety of a product with respect to a given indication (whether structured as a superiority, equivalence or non-inferiority study), which study is performed for purposes of filing an NDA to obtain Regulatory Approval for such product or such indication from the applicable Regulatory Authority (regardless of whether such Clinical Study is identified as a Phase 3 Clinical Study on ClinicalTrials.gov), including a Clinical Study as described under 21 C.F.R. §312.21(c) with respect to the United States (or, with respect to a jurisdiction other than the United States, a similar Clinical Study).

1.120. “Regulatory Approval” means any and all approvals, licenses, registrations or authorizations of any Regulatory Authority that are necessary for the marketing and sale of a product in a country or group of countries, including NDAs and orphan drug designations.

1.121. “Regulatory Authority” means any Governmental Authority involved in granting approvals for the Development, Manufacturing, Commercialization, reimbursement or pricing of Licensed Drug Candidates and Licensed Products, including but not limited to the FDA, the MHLW and the PMDA.

1.122. “Regulatory Materials” means materials developed or compiled in preparation for or in connection with (a) Regulatory Authority meetings, (b) regulatory applications, submissions, dossiers, notifications, registrations, IND, NDA, Regulatory Approvals or other approvals granted by, a Regulatory Authority with respect to the Licensed Drug Candidate or the Licensed Product in a particular regulatory jurisdiction, and (c) other filings made to or with a Regulatory Authority with respect to the Licensed Drug Candidate or the Licensed Product in a particular regulatory jurisdiction.

1.123. “Reimbursement Approval” means, with respect to a Licensed Product, the receipt by a Party or its Related Party of authorization for reimbursement of or funding of such Licensed Product in the national health service or insurance from the national-level Governmental Authority responsible for authorizing reimbursement for or determining pricing for, pharmaceutical products in such country or national regulatory jurisdiction.

1.124. “Related Party” means a Party’s Affiliates and permitted Sublicensees.

1.125. “Relevant Factors” means all relevant factors that may affect the Development or Commercialization of a Licensed Drug Candidate or Licensed Product, including (as applicable), safety, tolerability, stability and efficacy; the product profile; the stage of development or life cycle status; the likelihood and timing of obtaining Regulatory Approvals and Reimbursement Approvals; the current guidance and requirements for Regulatory Approval for the Licensed Drug Candidate or Licensed Product and similar products and the current and projected regulatory status; any issues regarding the ability to Manufacture or have Manufactured the Licensed Drug Candidate or Licensed Product;

existing or projected pricing, sales, reimbursement and profitability; the then-current competitive environment and the likely competitive environment at the time of projected entry into the market; past performance of the Licensed Drug Candidate or Licensed Product or similar products; present and future market potential; pricing or reimbursement changes in relevant countries; proprietary position, strength and duration of patent protection and anticipated market exclusivity, actual and projected Development, Manufacturing, having Manufactured and Commercialization costs; promotable claims and health economic claims, and any other relevant scientific, technical, operational and commercial factors.

1.126. “Repare” has the meaning set forth in the Preamble.

1.127. “Repare Indemnitees” has the meaning set forth in Section 13.1 (General Indemnification by Ono).

1.128. “Repare In-License” means any agreement between Repare and a Third Party pursuant to which Repare Controls Know-How or Patent Rights reasonably necessary or useful to Develop the Polq¸ Program and to Develop, Manufacture, have Manufactured or Commercialize Licensed Drug Candidates or Licensed Products, including the NYU Agreement.

1.129. “Repare Know-How” means Know-How which, as of the Effective Date or during the Term: (a) is Controlled by Repare or its Affiliates; (b) is not generally known; (c) relates to Drug Candidates, Licensed Drug Candidates or Licensed Product; and (d) is necessary to enable Ono to exploit its rights under this Agreement in or for the Ono Territory, including, without limitation, in connection with the Manufacture, have Manufactured, Commercialize, import, use, research, sale, offer for sale and Development of Drug Candidates, Licensed Drug Candidates or Licensed Product, Commercialization, use or sale of Licensed Product; provided, however, that, except otherwise set forth in Section 10.4, for avoidance of doubt the Parties acknowledge that Repare shall be under no obligation to provide Know-How of Repare that does not relate to Drug Candidates, Licensed Drug Candidates or Licensed Products.

1.130. “Repare Licensed Back Improvements” has the meaning set forth in Section 10.2.3(b).

1.131. “Repare Patent Rights” means any and all Patent Rights which, as of the Effective Date or during the Term, (a) are Controlled by Repare or its Affiliates and (b) claim or cover, or would be practiced by the research, Development, Manufacture, having Manufactured, Commercialize, use, sale, offer for sale or importation of Drug Candidates, Licensed Drug Candidates or Licensed Product; provided, however, that, except otherwise set forth in Section 10.4, for avoidance of doubt the Parties acknowledge that Repare shall be under no obligation to provide any Patent Right of Repare that does not relate to Drug Candidates, Licensed Drug Candidates or Licensed Products.

1.132. “Repare Technology” means Repare Know-How and Repare Patent Rights.

1.133. “Repare Territory” means worldwide, excluding the Ono Territory.

1.134. “Repare Territory Development Plan” has the meaning set forth in Section 4.1.5 (Repare Territory Development Plan).

1.135. “Repare Territory Educational Materials” has the meaning set forth in Section 6.1.5.2 (Repare A&P).

1.136. “Repare Territory Promotional Materials” has the meaning set forth in Section 6.1.5.2 (Repare A&P).

1.137. “Research Activities” has the meaning set forth in Section 2.4.2 (Contents of Research Plan).

1.138. “Research Plan” has the meaning set forth in Section 2.4.1 (Overview).

1.139. “Research Services” means the services to be performed by Repare as detailed in the Research Plan.

1.140. “Research Services Payments” has the meaning set forth in Section 2.5 (Research Services Payments).

1.141. “Research Services Payment Trigger” has the meaning set forth in Section 2.5.1 (Research Services Payment Triggers).

1.142. “Research Term” means the period commencing on the Effective Date and ending upon the earlier of (a) the third (3rd) anniversary of the Effective Date or (b) the date of submission of the first IND in the United States or in Japan. Any extensions of the Research Term will require the mutual written agreement of both Parties.

1.143. “Responsible Party” has the meaning set forth in Section 14.3.4 (Control; Cooperation).

1.144. “Royalty Report” has the meaning set forth in Section 11.5 (Reports; Payment of Royalty).

1.145. “Royalty Term” has the meaning set forth in Section 11.4.2 (Royalty Term).

1.146. “SDEA” has the meaning set forth in Section 5.2 (Pharmacovigilance).

1.147. “Sen-yo Jisshiken Tohroku” has the meaning set forth in Section 10.1.4 (Sen-yo Jisshiken Tohroku).

1.148. “Serious Adverse Event” means an adverse drug experience or circumstance that results in any of the following outcomes (a) death, (b) life-threatening event, (c) inpatient hospitalization or prolongation of existing hospitalization, (d) persistent or significant disability or incapacity or substantial disruption of the ability to conduct normal life functions, (e) a congenital anomaly/birth defect, (f) significant intervention required to prevent permanent impairment or damage or (g) a medical event that may not result in death, be life-threatening or require hospitalization but, based on appropriate medical judgment, that may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes described in clauses (a) through (e).

1.149. “Sublicensee” means a Third Party to whom a Party grants a direct or indirect license or sublicense under any Repare Technology, Ono Technology or Joint Technology, as the case may be, to Develop, Manufacture, have Manufactured or Commercialize a Drug Candidate, Licensed Drug Candidate or Licensed Product in the Field pursuant to Section 10.1.3 (Ono Sublicense Rights) or Section 10.2.3 (Repare Sublicense Rights). For avoidance of doubt, Third Parties that are acting on behalf of, or for the benefit of, a Party in connection with such Parties’ efforts to Develop, Manufacture, have Manufactured or Commercialize a Drug Candidate, Licensed Drug Candidate or Licensed Product in accordance with the terms of this Agreement, including for example, academic institutions, clinical trial sites, investigators, CROs, Third Party Manufacturers or any similar independent contractors, are not “Sublicensees” for purposes of the obligations set forth in Sections 10.1.3(a) and 10.2.3(a); provided that this exclusion does not apply to Third Parties that are granted the right to Commercialize a Drug Candidate, Licensed Drug Candidate or Licensed Product subject to a royalty, or similar payment obligation, to a Party.

1.150. “Sued Party” has the meaning set forth in Section 14.5 (Third Party Claims).

1.151. “Supply Agreements” has the meaning set forth in Section 7.2 (Supply Agreements).

1.152. “Taxation Documents” means the tax documents necessary from time to time in order for Ono (a) not to withhold tax or (b) to withhold tax at a reduced rate under an applicable bilateral income tax treaty.

1.153. “Term” has the meaning set forth in Section 15.1 (Term).

1.154. “Territory” means (a) with respect to Repare, the Repare Territory and (b) with respect to Ono, the Ono Territory.

1.155. “Third-Country Currency” has the meaning set forth in Section 11.7.3 (Conversion of Net Sales).

1.156. “Third Party” means a Person other than a Party and its Affiliates.

1.157. “Third Party License Payment” means royalties, upfront fees, milestones or other amounts payable under an Ono In-License or Repare In-License in consideration for the rights granted under such Ono In-License or Repare In-License with respect to any Patent Right or Know-How.

1.158. “Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.

1.159. “United States” means the United States of America and its territories, possessions and commonwealths.

1.160. “Valid Claim” means a claim of an issued or granted and unexpired patent included within the Repare Technology that claims the active pharmaceutical ingredient of a Licensed Product as a composition of matter, which has not been revoked or held unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

1.161. “Working Group” has the meaning set forth in Section 8.3 (Working Group).

1.162. “1974 Convention” has the meaning set forth in Section 16.2 (Governing Law).

2. RESEARCH PROGRAM

2.1. Collaboration Overview. During the Research Term, the Parties shall collaborate in the research of Drug Candidates and Licensed Drug Candidates targeting Polq (the “Polq Program”) pursuant to this Section 2.1 and the Research Plan for the Polq Program. Repare shall have primary responsibility for carrying out the Research Plan for the Polq Program until the submission of the first IND for the Polq Program in the United States or Japan. The JRC shall have primary oversight responsibilities for the conduct of the Polq Program in accordance with Section 8.2 (Joint Research Committee). During the Research Term, Ono will provide advice on the research of Drug Candidates and Licensed Drug Candidates through the JRC, which such advice shall not be unreasonably rejected by Repare.

2.2. Polq Program Discontinuation. The Polq Program may only be discontinued by mutual agreement of the Parties during the period commencing on the Effective Date and ending [***] after the Effective Date. During the period after the expiration of the foregoing [***] period and prior to the end of the Research Term, if Repare believes that the Polq Program should be discontinued, Repare shall notify Ono and, if Ono disagrees, the Parties will work together to promptly develop a focused and efficient plan, that can be executed through the application of Commercially Reasonable Efforts within [***] but in any event prior to the end of the Research Term, to address or avoid the issues raised by Repare with respect to the Polq Program. If the Parties devise such a plan, the Parties will use Commercially Reasonable Efforts to execute such plan. For avoidance of doubt, after expiration of the Research Term, Repare shall be permitted to discontinue the Polq Program to the extent such discontinuation would not constitute a breach of Repare’s obligation to use Commercially Reasonable Efforts to perform the Research Activities in accordance with the Research Plan and to Develop each Licensed Drug Candidate and Licensed Product as set forth herein.

2.3. Diligence. During the Research Term, each Party shall use Commercially Reasonable Efforts to perform the Research Activities in accordance with the Research Plan.

2.4. Research Plan.

2.4.1. Overview. The research activities to be undertaken by the Parties with respect to the Polq Program, Drug Candidates, and Licensed Drug Candidates will be performed in accordance with the terms of a written research plan (the “Research Plan”), the initial Research Plan is attached as Schedule 2.4.1. In the event of any inconsistency between the Research Plan and this Agreement, the terms of this Agreement will prevail.

2.4.2. Contents of Research Plan. The Research Plan shall include (a) a description of the Research Services to be conducted by Repare and the timetable for conducting such Research Services; (b) a description of the research activities to be undertaken by the Parties that are reasonably necessary to obtain Acceptance of the IND for the Drug Candidates or Licensed Drug Candidates to be Developed under the Polq Program ((a) and (b) collectively, the “Research Activities”) and a timetable for conducting such Research Activities other than Research Services; (c) the estimated costs and expenses for the Research Activities (including overhead attributable to such Research Activities); (d) an allocation of responsibilities for performing the Research Activities (other than the Research Services) between the Parties; and (e) the identification of one or more indications for Licensed Drug Candidates or Licensed Products to be Developed and Commercialized. The terms of the Research Plan, and the Research Activities set forth therein, shall at all times be designed to be in compliance with all applicable Laws and in accordance with professional and ethical standards customary in the pharmaceutical industry.

2.4.3. Updates and Amendments to Research Plan. The JRC shall review the Research Plan annually and shall develop detailed and specific Research Plan updates, which updates shall be finalized and included in the Research Plan no later than November 15 of each Calendar Year for the next Calendar Year. Either Party or the JRC may also develop and propose from time to time other proposed substantive amendments to the Research Plan. The JRC shall review and discuss such proposed amendments and the inclusion of such proposed amendments into the Research Plan; provided however that any amendment to the Research Plan must be mutually agreed upon by the Parties and neither the JRC nor the JSC will have decision-making authority over any such amendment.

2.5. Research Services Payments. In consideration of Repare performing the Research Services as described in the Research Plan, Ono shall pay to Repare the fees and payments described in this Section 2.5 (the “Research Services Payments”). For clarity, all payments made by Ono to Repare under this Section 2.5 are payments for the provision of services performed by Repare, and such payments are not made in consideration for the use or right to use Repare Technology or any other intangible assets owned by Repare. Repare shall use all Research Services Payments in connection with Repare’s Research Services performed under the Research Plan or otherwise to advance the research of Drug Candidates and Licensed Products.

2.5.1. Research Services Payment Triggers. Ono shall make the following payments to Repare in accordance with the payment schedule below:

Research Services Payment Trigger	Research Service Payment
1. Upon execution of this Agreement.		¥790,000,000
2. Upon [***].	¥	[***]
3. Upon [***].	¥	[***]
4. Upon [***].	¥	[***]

The total amount of the Research Services Payments to be paid by Ono to Repare under this Section 2.5.1 shall not exceed One Billion and Five Hundred Forty Million Japanese Yen (JPY 1,540,000,000).

2.5.1.1. Invoicing. Within [***] of the receipt of an invoice for Research Services Payment Trigger 1, Ono shall pay Repare the associated Research Services Payment as a prepayment for Research Services to be performed by Repare during the Research Term. Repare shall provide Ono with written notice of the achievement of each subsequent Research Services Payment Trigger [***] (other than Research Services Payment Trigger [***]) with the respective data package (including raw data) to prove such achievement promptly after such event has occurred. Ono will be deemed to accept such achievement unless Ono notifies Repare of its objection within [***] of Ono’s receipt of such notice from Repare. With respect to payment from Ono to Repare achieving Research Services Payment Trigger [***], Repare shall invoice Ono promptly after receiving Ono’s DC Selection Notice, and Ono shall pay the corresponding Research Services Payment within [***] of the receipt of such invoice. Repare shall invoice Ono promptly (a) after Ono’s acceptance of the Research Services Payment Trigger [***] or (b) in the event of any dispute under Section 2.5.1.2, after such dispute is resolved, and Ono shall pay the associated Research Services Payment within [***] of the receipt of such invoice.

2.5.1.2. Disputes. If Ono reasonably requests other data or documentation to evidence the achievement of a Research Services Payment Trigger 2 and 3, Repare shall promptly provide any such data or documentation in Repare’s possession and control. In the event that Ono disputes whether a Research Services Payment Trigger has been achieved, Ono shall notify Repare of such dispute, and Ono and Repare shall attempt in good faith to resolve such dispute. If Ono and Repare are unable to resolve such dispute, either Party may request an independent, qualified third party expert, reasonably acceptable to both Parties, to determine whether the Research Services Payment Trigger has been achieved, and the determination of such expert shall be binding and conclusive on Ono and Repare. Each Party shall cooperate with such expert and respond promptly to the expert’s reasonable requests for data or documentation. If the expert determines that the Research Payment Services Trigger has been met, Ono will pay the corresponding Research Service Payment and the fees charged by the expert and if the expert determines that the Research Payment Services Trigger has not been met, Repare will pay the fees charged by the expert.

2.5.2. Post-DC Selection Research and Development Cost Share. Ono shall pay [***] of research and Development costs and expenses (including a reasonable allocation of overhead costs) related to all PolQ Program IND-enabling studies (including GLP toxicity studies) following DC Selection; provided, however that Ono’s obligation to reimburse a reasonable allocation of overhead costs shall be capped at total [***]. Repare shall invoice Ono for such percentage of research and Development costs and expenses within [***] following the end of each Calendar Quarter during which such costs and expenses were incurred, and, if requested, shall provide reasonable supporting documentation to Ono. Ono shall pay to Repare the invoiced amounts within [***] of the receipt of such invoice.

2.5.3. Other Research Costs. Except as stated otherwise in Section 2.5, Repare will be responsible for one hundred percent (100%) of all costs and expenses incurred by or on behalf of Repare in connection with its Research Activities under the Research Plan (including overhead costs attributable to such Research Activities), and Ono will be responsible for one hundred percent (100%) of all costs and expenses incurred by or on behalf of Ono in connection with its Research Activities under the Research Plan (including overhead costs attributable to such Research Activities).

2.6. Records; Reports; Information Sharing.

2.6.1. Research Activities Reports. During the Research Term, Repare shall provide to the JRC, at each regularly scheduled meeting and ad hoc meeting thereof, a summary report regarding significant Research Activities conducted by or on behalf of Repare or planned to be undertaken with respect to the Polq Program. If so requested by Ono or the JRC, Repare shall provide additional reports as required regarding material results achieved in the performance of the Research Activities. Ono shall have the right to reasonably request clarifications and answers to questions with respect to such reports and Repare shall provide such clarifications and answers to Ono in a timely manner.

2.6.2. Scientific Records. Repare shall maintain and shall cause its Related Parties to maintain scientific records, in sufficient detail and in sound scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Research Activities with respect to the Polq Program and any Licensed Drug Candidates and Licensed Product generated thereby.

2.6.3. Personnel. Ono may request, through the JRC, that Repare reasonably make available for consultation regarding the research of any Drug Candidates or Licensed Drug Candidates its employees or contractors engaged in Research Activities with respect to such Drug Candidates or Licensed Drug Candidates by means of teleconference, videoconference or similar communications equipment. The JRC shall reasonably coordinate, upon reasonable notice during normal business hours and at their respective places of employment, consultation between Ono and Repare on the progress of the research for such Drug Candidates or Licensed Drug Candidates.

2.6.4. Confidentiality. All information exchanged by the Parties under Section 2.6 shall be deemed to be Confidential Information of both Parties and maintained in accordance with Section 9 (Confidentiality and Publication). For the sake of clarity, information disclosed under this Section 2.6.4 may be shared with a Party’s Related Parties in accordance with Section 9.1.2.

2.7. Third Parties. Each Party may utilize the services of Third Parties to perform such Party’s Research Activities under the Polq Program, provided that (a) each Party shall require that such Third Party operates in a manner consistent with this Agreement, (b) each Party shall remain at all times fully liable for its respective responsibilities and for the acts and omissions of such Third Parties under this Agreement, and (c) with respect to any research related to any Drug Candidates or Licensed Drug Candidates, Repare and Ono shall make reasonable efforts to share, through the JRC, information regarding any prior experience with specific contract research organizations that are anticipated to be engaged to perform work under a Research Plan. Each Party shall require that any Third Party agreements entered into pursuant to this Section 2.7 (Third Parties) include confidentiality and non-use provisions that are, in the aggregate, not materially less stringent than those set forth in Section 9 (Confidentiality and Publication) of this Agreement; provided that with respect to any academic institution, clinical trial sites, investigators or CROs, the duration for the obligation of confidentiality and non-use provided in an agreement with such academic institution, clinical trial sites, investigators or CROs may be less than the duration for the obligation of confidentiality and non-use in this Agreement so long as such agreement specifies a duration for the obligation of confidentiality and non-use of at least [***] from the expiration or termination date of such agreement. Each Party shall use Commercially Reasonable Efforts to obtain ownership of, but, if unable to obtain ownership, the relevant Party shall at least obtain a perpetual, irrevocable, fully-paid, worldwide, fully sublicensable (through multiple tiers) license under and to, any Know-How and Patent Rights that are developed by such Third Party in the performance of such agreement and are reasonably necessary or useful to research, Develop, Manufacture, have Manufactured or Commercialize Licensed Drug Candidates or Licensed Products (which license shall be exclusive (even as to such Third Party) with respect to any Licensed Drug Candidate or Licensed Product but not with respect to such Third Party’s background technology and improvements thereof). For the sake of clarity, (a) in the event a Related Party of a Party is performing Research Activities hereunder, such Related Party will not be considered a Third Party for purposes of this Section 2.7 and (b) academic institutions, clinical trial sites, investigators, CROs, Third Party manufacturers or any other contractors engaged by a Party or disclosed in this Section 2.7 (Third Parties) are hereby deemed not to be Related Parties of such Party for purposes of this Section 2.7.

3. DRUG CANDIDATE SELECTION.

3.1. Overview. Repare shall be solely responsible for any and all drug discovery activities towards selection of Licensed Drug Candidates satisfying DC Criteria in accordance with the Research Plan until the DC Selection Date. Ono and Repare shall select a Licensed Drug Candidate in accordance with Section 3.

3.2. Data Package Submission. Repare shall submit to Ono a data package for the Polq Program, including but not limited to a list of proposed Drug Candidates and non- proposed Drug Candidates, periodically at scheduled meetings of the JRC or at any time upon Ono’s reasonable request until the earlier of (i) Repare identifies the number of proposed Drug Candidates agreed upon by the Parties or (ii) the termination of the Polq Program (whether upon expiration of the Research Term or otherwise).

3.3. DC Selection Meeting. The Parties shall hold a meeting at the date and time agreed upon by the Parties, but no later than within [***] after receipt by Ono of such data package with the relevant evidence that such parameters have been met, in order to discuss the selection of one potential Licensed Drug Candidate among the Drug Candidates to move toward further Development and Commercialization by the Parties (the “DC Selection Meeting”).

3.4. Licensed Drug Candidate. Within [***] after the DC Selection Meeting (the “Drug Candidate Selection Period”), Ono may notify Repare whether it selects such proposed Drug Candidates (such selection shall also include any back-ups thereto identified by Repare) as a Licensed Drug Candidate (such notice by Ono, the “DC Selection Notice”).

4. DEVELOPMENT

4.1. Licensed Drug Candidates; Licensed Products.

4.1.1. Overview. The Parties acknowledge and agree that the Development of the Licensed Drug Candidates and/or Licensed Products on a global basis is desirable for maximizing such Licensed Products’ value, and therefore that exchange of each Party’s and/or its Related Party’s Development strategy will be made in a transparent manner as provided in this Agreement. The Parties shall collaborate on the Development of each Licensed Drug Candidate and each Licensed Product pursuant to the Global Development Plan. Subject to the terms of this Agreement and the oversight of the JSC, and consistent with the Global Development Plan, Ono will lead and be responsible for, at its cost, Development of the Licensed Drug Candidates or Licensed Products in the Ono Territory, and Repare will lead and be responsible for, at its cost, Development of the same Licensed Drug Candidate or Licensed Product in the Repare Territory and the Global Common Activities. Repare acknowledges and agrees that Ono may participate in one or more Global Clinical Studies in order for Ono to obtain Regulatory Approval of the Licensed Drug Candidate or Licensed Product in the Field in the Ono Territory, subject to the terms and conditions of this Agreement. In case Ono participates in a Global Clinical Study, Ono shall have the sole right to decide the number of subjects enrolled in such Global Clinical Study at sites within the Ono Territory as required to obtain Regulatory Approval for the Licensed Drug Candidate or Licensed Product in a country in the Ono Territory, and Ono shall be responsible for the cost and expense incurred for Global Clinical Study sites within Ono Territory.

4.1.2. Global Development Plans.

4.1.2.1. Overview. For each Licensed Drug Candidate and each Licensed Product, the Development activities that are necessary or useful to conduct and complete one or more Registration Studies for such Licensed Drug Candidate and Licensed Product as required to achieve initial Regulatory Approval in the Major Market Countries (each, a “Global Development Activity”) shall be set forth in reasonable detail in a written work plan and time table that is approved by the JSC (each, an “Global Development Plan”). The initial Global Development Plan for each Licensed Drug Candidate and Licensed Product shall be prepared and promptly submitted by Repare to the JSC for review, discussion and approval by JSC within [***] after the applicable DC Selection Date. After the expiration of the Research Term, the Parties will agree on each subsequent update or change to the Global Development Plan, which shall be approved by the JSC. Each Global Development Plan shall allocate responsibility for the performance of each Global Development Activity to one of the Parties. The terms of, and Global Development Activities set forth in, each Global Development Plan shall at all times be designed to be in compliance with all applicable Laws and in accordance with professional and ethical standards customary in the pharmaceutical industry. The Parties shall discuss in good faith the applicable Global Development Plan through the JSC or the Working Group designated by the JSC. In the event that after such good faith discussion between the Parties, the Parties have different opinions or comments on such Global Development Plan, Repare shall consider in good faith Ono’s opinions or comments to such Global Development Plan before finalizing such Global Development Plan. Repare shall provide such Global Development Plan to the JSC for review and approval.

4.1.2.2. Updates and Amendments to the Global Development Plans. Either Party or the JSC may also develop and propose from time to time other substantive amendments to the Global Development Plans. The JSC shall review proposed amendments presented by either Party and may approve such proposed amendments or any other proposed amendments that the JSC may consider from time to time in its discretion and, upon such approval by the JSC, the applicable Global Development Plan shall be amended accordingly. Amendments and updates to the Global Development Plan shall not be effective without the approval of the JSC.

4.1.3. Global Clinical Studies.

4.1.3.1. Global Clinical Study Proposals. From time to time during the Term after the DC Selection Date, either Repare (or its Related Party) or Ono (or its Related Party) may submit to the JSC a proposal for a Global Clinical Study that would support the filing of an NDA for the Licensed Drug Candidate and Licensed Product with Regulatory Authorities in the Major Market Countries of both the Repare Territory and the Ono Territory (a “Global Clinical Study Proposal”). Each such Global Clinical Study Proposal shall include a draft synopsis and proposed timelines for the conduct of the applicable Global Clinical Study. The JSC shall review and approve each such Global Clinical Study Proposal. If the JSC approves a Global Clinical Study Proposal, then within [***] after the date of such approval, Repare shall prepare a Global Development Plan based on such Global Clinical Study Proposal.

4.1.3.2. Independent Clinical Studies. If the JSC does not approve a Global Clinical Study Proposal (or a substantially similar proposal) within a reasonable period of time after such Global Clinical Study Proposal has been submitted to the JSC, then each Party shall be permitted to carry out at its own expense the relevant Clinical Study(ies) described in such Global Clinical Study Proposal independently within its own Territory ( an “Independent Clinical Study”); provided however that Ono shall not be permitted to carry out any Independent Clinical Study or associated Development activities that are directed to an indication that is not included within the applicable Global Development Plan except solely as set forth in this Section 4.1.3.2 (Independent Clinical Studies). If Ono wishes to conduct an Independent Clinical Study in an indication that is not included within the applicable Global Development Plan based on a Global Clinical Study Proposal following the rejection by the JSC of such Global Clinical Study Proposal, Repare shall be permitted to block the conduct of such Independent Clinical Study if either (i) Ono cannot provide reasonable, credible evidence that the conduct of such Independent Clinical Study in such indication would not adversely impact the Global Development Activities or the value of a Licensed Product in Repare’s Territory from a scientific, epidemiologic or business perspective or (ii) if Repare can provide reasonable, credible evidence that conduct of such Independent Clinical Study in such indication would create a reasonable possibility of an adverse impact on the Global Development Activities, or the value of a Licensed Product in Repare’s Territory.

4.1.3.3. Global Clinical Studies for Combination Use. Repare shall use Commercially Reasonable Efforts to [***] with respect to any Global Clinical Study of the use of the Licensed Drug Candidates or Licensed Products [***] in any Global Clinical Study.

4.1.4. Global Development Costs. Repare shall be responsible for one hundred percent (100%) of all costs and expenses relating to Global Development Activities that are conducted by or on behalf of Repare, including Global Clinical Studies in the Repare Territory. In addition, Repare shall be responsible for all of its own costs and expenses relating to the preparation of initial Global Development Plan and all Global Common Costs. “Global Common Activity” means any Development activity with regard to any Global Clinical Study that is not specific to Development activities in the Ono Territory or the Repare Territory, which includes, but is not limited to, the project management, data management, statistical support and statistical analysis on a global basis (i.e. both of Repare Territory and Ono Territory). “Global Common Costs” means the direct development costs that are incurred by a Party in connection with the Global Common Activity. Ono shall be responsible for one hundred percent (100%) of all costs and expenses relating to Global Development Activities that are conducted by or on behalf of Ono, including Global Clinical Studies and any bridging studies conducted by Ono in the Ono Territory.

4.1.5. Repare Territory Development Plan. Other than Global Development Activities, all Development activities to be undertaken with respect to each Licensed Drug Candidate and Licensed Product by or on behalf of Repare with respect to the Repare Territory shall be set forth in a written work plan and time table (the “Repare Territory Development Plan”). The initial Repare Territory Development Plan shall be prepared by Repare and, following review and discussion by the JSC, shall then be attached to the JSC meeting minutes and deemed to be attached hereto as the applicable Schedule. Repare shall present the Repare Territory Development Plan and any proposed amendments thereto to the JSC at least [***] in advance of implementation of the Repare Territory Development Plan, and following review and discussion by the JSC, it shall then be attached to the JSC meeting minutes and deemed to be attached hereto as the applicable Schedule. If Ono notifies Repare in writing that Ono reasonably believes that a Clinical Study of a Licensed Product in the Field which Repare and/or its Related Party intends or attempts to conduct in accordance with Repare Territory Development Plan should be expanded to be a Global Clinical Study, Repare shall expand such Clinical Study into a Global Clinical Study to include it in a Global Development Plan that Repare shall provide to Ono through the JSC and Working Group designated by the JSC for the JSC’s review and approval within [***] on or after the receipt of Ono’s written notification by Repare.

4.1.6. Repare Territory Development Costs. Repare shall be responsible for one hundred percent (100%) of all costs and expenses incurred with respect to Development activities that are conducted by Repare pursuant to any Repare Territory Development Plan.

4.1.7. Ono Global Development Activity. Ono shall be responsible for the Global Development Activities in the Field in the Ono Territory, including the conduct of any Clinical Studies in the Ono Territory, in accordance with the terms of this Agreement; provided, however that in case any new indication to be included in the initial Global Development Plan or any amendment of Global Development Plan is finally decided as the result of Repare’s exercise of its deciding vote pursuant to Section 8.1.7.3(b), Ono may change the status of its part therein from “Global Clinical Study” to “Development in the Ono Territory”, which will be subject to Ono’s final deciding vote pursuant to Section 8.1.7.3(a); provided that, notwithstanding anything to the contrary in this Agreement, if an Independent Clinical Study conducted by Repare in the Repare Territory is a Registration Study, wherein Ono is not required by a Regulatory Authority in the Ono Territory to conduct any bridging or other clinical study as a condition to the award of Regulatory Approval, then Ono agrees to reimburse Repare for [***] of the costs and expenses relating to such Independent Clinical Study. Ono will be responsible for all Development of the Licensed Drug Candidates and Licensed Products in the Field for the Ono Territory solely in accordance with the terms of this Agreement and the applicable Global Development Plan.

4.1.8. Ono Territory Development Plan. Other than Global Development Activities, all Development activities to be undertaken with respect to each Licensed Drug Candidate and Licensed Product by or on behalf of Ono with respect to the Ono Territory shall be set forth in a written work plan and time table (the “Ono Territory Development Plan”). The initial Ono Territory Development Plan shall be prepared by Ono and, following review and discussion by the JSC, shall then be attached to the JSC meeting minutes and deemed to be attached hereto as the applicable Schedule. Ono shall present the Ono Territory Development Plan and any proposed amendments thereto to the JSC at least [***] in advance of implementation of the Ono Territory Development Plan, and following review and discussion by the JSC, it shall then be attached to the JSC meeting minutes and deemed to be attached hereto as the applicable Schedule. If Ono wishes, pursuant to the Ono Territory Development Plan, to conduct a Clinical Study in an indication that is not included within the applicable Global Development Plan, Repare shall be permitted to block the conduct of such Clinical Study if either (i) Ono cannot provide reasonable, credible evidence that the conduct of such Clinical Study in such indication would not adversely impact the Global Development Activities or the value of a Licensed Product in Repare’s Territory from a scientific, epidemiologic or business perspective or (ii) if Repare can provide reasonable, credible evidence that conduct of such Clinical Study in such indication would create a reasonable possibility of an adverse impact on the Global Development Activities, or the value of a Licensed Product in Repare’s Territory

4.1.9. Ono Territory Development Costs. Ono shall be responsible for one hundred percent (100%) of all costs and expenses incurred with respect to Development activities that are conducted by Ono pursuant to any Ono Territory Development Plan.

4.2. Performance of Global Development Activities; Diligence.

4.2.1. Performance. Each Party shall conduct and shall cause its Related Parties to conduct all Development activities allocated to such Party in a Global Development Plan in a sound scientific manner and in compliance with applicable Law and the applicable Global Development Plan, as such Global Development Plan may be amended from time to time in accordance with this Agreement.

Notwithstanding anything to the contrary in this Section 4.2.1 (Performance), neither Party shall be obligated to undertake or continue any activity under a Global Development Plan if (a) such Party reasonably determines that performance of activity would violate applicable Law; or (b) with respect to any Global Clinical Study, (i) a Regulatory Authority or independent safety data review board for such Global Clinical Study has required or recommended termination or suspension of such Global Clinical Study or (ii) such Party believes in good faith that termination or suspension of such Global Clinical Study is warranted because of safety or tolerability risks or the lack of suitable risk benefit ratio to the study subjects. In the event that a Party determines not to undertake or continue any activity under a Global Development Plan in accordance with the immediately preceding sentence, such Party shall promptly notify the other Party of such determination, and shall use all reasonable efforts to notify and consult with the other Party prior to making such determination.

4.2.2. Repare Diligence. Repare shall use Commercially Reasonable Efforts to Develop each Licensed Drug Candidate and Licensed Product and obtain Regulatory Approval therefore in the Repare Territory.

4.2.3. Ono Diligence. Ono shall use Commercially Reasonable Efforts to Develop each Licensed Drug Candidate and Licensed Product and obtain Regulatory Approval therefore in the Ono Territory.

4.3. Records, Reports and Information Sharing.

4.3.1. Development Activities Reports. Each Party shall provide and shall cause its Related Parties to provide to the JSC semi-annually, an update regarding Development activities conducted by or on behalf of such Party with respect to such Licensed Drug Candidate and Licensed Product. The Parties shall report to the JSC semi-annually, regarding their respective activities conducted under the Global Development Plan for such Licensed Drug Candidate and Licensed Product. In addition, each Party shall promptly share with the other Party all material developments and information that it comes to possess relating to the Development of any Licensed Drug Candidate and Licensed Products, including safety concerns and study reports and data generated from Clinical Studies of such Licensed Drug Candidate and Licensed Product.

4.3.2. Scientific Records. Each Party shall maintain and shall cause its Related Parties to maintain scientific records, in sufficient detail and in sound scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Development activities and Clinical Studies with respect to each Licensed Drug Candidate and Licensed Product by such Party, or its Related Parties.

4.3.3. Information Exchange and Development Assistance. Until the expiration or termination of this Agreement, for JSC semi-annually and any time promptly upon the reasonable request of the other Party, each Party shall provide to and shall cause its Related Party to provide to the other Party, without additional compensation and in a commercially reasonable format, Know-How (including any research information, any CMC information, Clinical Study data or Regulatory Materials) that is generated during the Term of this Agreement, necessary or useful for the Development or Commercialization of the Licensed Drug Candidates or Licensed Products in the Field in the other Party’s Territory, and that Controlled by such Party and/or its Related Party that is licensed to the other Party under this Agreement, including copies of (a) all scientific information and data related to such Licensed Drug Candidate or Licensed Product (including all data made, collected or otherwise generated in the conduct of any pre-clinical studies, Clinical Studies (including clinical data and other related information generated in compliance with CDISC standards), original patient report forms and other original source data, or early access/named patient programs for the Licensed Drug Candidates or Licensed Products), and (b) protocols and investigator brochures, in each case, that are reasonably necessary for the other Party (or its Related Parties) to perform its obligations or exploit its rights under this Agreement with respect to such Licensed Drug Candidate or Licensed Product. Any data provided by one Party to the other Party under this Section 4.3.3 shall be provided in the original language in which such data was generated, provided that, if such original language is not English, then the Party supplying such data shall also provide English translations thereof and the expense for such English translations shall be borne by the receiving Party. The Parties will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of such Know-How.

4.3.4. Personnel. Each Party may request, through the JSC with respect to a Licensed Drug Candidate and Licensed Product, that the other Party reasonably make available for consultation regarding the Development of such Licensed Drug Candidate and Licensed Product certain of its employees engaged in Development activities with respect to such Licensed Drug Candidate and Licensed Product. The JSC shall reasonably coordinate, upon reasonable notice during normal business hours and at their respective places of employment, consultation between the Parties on the progress of the Development for such Licensed Drug Candidate and Licensed Product.

4.3.5. Confidentiality. All information exchanged by the Parties under Section 4 shall be deemed to be Confidential Information of the disclosing Party and maintained in accordance with Section 9 (Confidentiality and Publication) of this Agreement.

4.4. Third Parties. The Parties shall be entitled to utilize the services of Third Parties to perform their respective Development activities under Section 4, provided that (a) each Party shall require that such Third Party operate in a manner consistent with Section 4, (b) each Party shall remain at all times fully liable for its respective responsibilities and the acts and omissions of such Third Parties engaged by it under this Agreement, and (c) with respect to any Development related to any Licensed Drug Candidate or Licensed Product, the Parties shall make reasonable efforts to share, through the JSC, information regarding any prior experience with specific Third Parties that are anticipated to be engaged to perform work under the applicable Global Development Plan. Each Party shall require that any Third Party agreement entered into pursuant to this Section 4.4 include confidentiality and non-use provisions that are, in the aggregate, not materially less stringent than those set forth in Section 9 (Confidentiality and Publication); provided that, with respect to any academic institution, clinical trial sites, investigators, the duration for the obligation of confidentiality and non-use provided in an agreement with such academic institution, clinical trial sites, investigators or may be less than the duration for the obligation of confidentiality and non-use in this Agreement so long as such agreement specifies a duration for the obligation of confidentiality and non-use of at least [***] from the expiration or termination date of such agreement. Each Party shall use Commercially Reasonable Efforts to obtain ownership of, but if unable to obtain ownership, the relevant Party shall at least obtain a perpetual, irrevocable, fully-paid, worldwide, fully sublicensable (through multiple tiers) license under and to, any Know-How and Patent Rights that are developed by such Third Party in the performance of such agreement and are reasonably necessary or useful to Develop, Manufacture, have Manufactured or Commercialize Licensed Drug Candidates and Licensed Products in the Field (which license shall be exclusive (even as to such Third Party) with respect to any Licensed Drug Candidate and Licensed Product but not with respect to such Third Party’s background technology and improvements thereof). The Party utilizing the services of a Third Party service provider shall be solely responsible for direction of and communications with such Third Party, but such Party shall provide the other Party with reasonably detailed updates regarding any such activities from time to time. For the sake of clarity, (a) in the event a Related Party of a Party is performing Development activities hereunder, such Related Party will not be considered a Third Party for purposes of this Section 4.4 and (b) academic institutions, clinical trial sites, investigators, CROs, Third Party Manufacturers or any other contractors engaged by a Party as described in this Section 4.4 are hereby deemed not to be Related Parties of such Party for purposes of this Section 4.4.

4.5. Investigator Sponsored Clinical Studies. Ono shall have the right to authorize the protocol for each Investigator Sponsored Clinical Study in the Ono Territory and support such Investigator Sponsored Clinical Study at Ono’s own discretion, provided, however, Ono agrees to inform Repare of all such Investigator Sponsored Clinical Study(ies) in a timely manner and each proposal shall be subject to review and comment by the JSC. Repare shall have the right to authorize the protocol for each Investigator Sponsored Clinical Study in the Repare Territory and support such Clinical Study at Repare’s own discretion, provided, however, Repare agrees to inform Ono of all such Investigator Sponsored Clinical Study(ies) in a timely manner and each proposal shall be subject to review and comment by the JSC. If Ono or one of its Related Parties wishes to authorize or support an Investigator Sponsored Clinical Study in an indication that is not included within the applicable Global Development Plan, the Parties shall employ the processes described in clauses (i) and (ii) in Section 4.1.3.2 (Independent Clinical Studies) as if such proposed Investigator Sponsored Clinical Trial were a proposed Independent Clinical Study and such authorization or support will be permitted only if, based on the results of such process, Ono would have been permitted to conduct such Investigator Sponsored Clinical Trial as an Independent Clinical Study. Neither Party shall authorize or support an Investigator Sponsored Clinical Study in the other Party’s Territory without such other Party’s prior written consent, which consent may be granted or withheld in the sole discretion of the other Party.

5. REGULATORY MATTERS

5.1. Licensed Products.

5.1.1. Ownership of Regulatory Filings.

5.1.1.1. Repare Territory. Repare will own all INDs, NDAs and related regulatory documentation submitted to any Regulatory Authority in the Repare Territory with respect to any Licensed Drug Candidate and Licensed Product.

5.1.1.2. Ono Territory. Ono will own all INDs, NDAs and related regulatory documentation submitted to any Regulatory Authority in the Ono Territory with respect to any Licensed Drug Candidate and Licensed Product.

5.1.2. Responsibility for Regulatory Matters.

5.1.2.1. Repare Territory. Repare will be solely responsible for all regulatory matters relating to such Licensed Drug Candidate and Licensed Product in the Repare Territory, including (i) overseeing, monitoring and coordinating all regulatory actions, communications and filings with, and submissions to, each Regulatory Authority in the Repare Territory with respect to Licensed Drug Candidates and Licensed Products; (ii) interfacing, corresponding and meeting with each Regulatory Authority in the Repare Territory with respect to Licensed Drug Candidates and Licensed Products; (iii) seeking and maintaining all regulatory filings in the Repare Territory with respect to Licensed Drug Candidates and Licensed Products; and (iv) maintaining and submitting all records required to be maintained or required to be submitted to any Regulatory Authority in the Repare Territory with respect to Licensed Drug Candidates and Licensed Products. Ono shall use reasonable efforts to provide reasonable assistance to Repare in connection with Repare’s activities under this Section 5.1.2.1 with respect to each Licensed Drug Candidate or Licensed Product in the Field in the Repare Territory at Repare’s sole cost and expense.

5.1.2.2. Ono Territory. Except as otherwise provided in the Global Development Plan, Ono will be solely responsible for all regulatory matters (other than Manufacturing-related matters) relating to any Licensed Drug Candidate and Licensed Product in the Ono Territory, including (i) overseeing, monitoring and coordinating all regulatory actions, communications and filings with, and submissions to, each Regulatory Authority in the Ono Territory with respect to Licensed Drug Candidates and Licensed Products; (ii) interfacing, corresponding and meeting with each Regulatory Authority in the Ono Territory with respect to Licensed Drug Candidates and Licensed Products; (iii) seeking and maintaining all regulatory filings in the Ono Territory with respect to Licensed Drug Candidates and Licensed Products; and (iv) maintaining and submitting all records required to be maintained or required to be submitted to any Regulatory Authority in the Ono Territory with respect to Licensed Drug Candidates and Licensed Products. Repare shall use reasonable efforts to provide reasonable assistance to Ono in connection with Ono’s activities under this Section 5.1.2.2 with respect to each Licensed Drug Candidate or Licensed Product in the Field in the Ono Territory at Ono’s sole cost and expense.

5.1.3. Communications with Regulatory Authorities.

5.1.3.1. Material Communications.

(a) With respect to any Licensed Drug Candidate or Licensed Product, the Party who received the Material Communication (the “Noticing Party”) will provide the other Party (the “Noticed Party”), with a brief written description in English, of the principal issues raised in such Material Communication with such Regulatory Authority; provided that Repare shall only provide such notice with respect to Material Communications received from the FDA or EMA and Ono shall only provide such notice with respect to Material Communications received from PMDA. Upon the Noticed Party’s reasonable request after receiving a notice from the Noticing Party in accordance with the immediately preceding sentence, the Noticing Party will provide to the Noticed Party complete copies of correspondence of relating to such Material Communication in original language without translation within a reasonable period of time following such request. Ono will allow Repare a reasonable opportunity to review and comment on Ono’s proposed response to any Material Communications with PMDA with respect to any Licensed Product, and Ono will reasonably consider all comments timely provided by Repare in connection therewith; provided, that Ono may designate a reasonable time and date by which Repare must respond to a Material Communication by the PMDA in light of the requirements of the PMDA.

(b) Initial notice of a Material Communication under Section 5.1.3.1(a) shall be provided by the Noticing Party to the Noticed Party within [***] of receipt of such Material Communication; provided that any Material Communications from a Regulatory Authority related to a Clinical Study hold or potential Clinical Study hold for safety reasons or for a potential withdrawal from the market for a safety issue or a report of a serious safety finding by a Regulatory Authority, shall be provided within [***] of receipt and Noticing Party will provide Noticed Party, through its Liaison, with a brief written description in English, of the principal issues raised in such Material Communication with the Regulatory Authority.

5.1.3.2. Labeling, Regulatory Materials. Without limiting the obligations under Section 5.1.3.1, Ono shall provide to and shall cause its Related Parties to provide Repare with (a) a copy of each NDA to be filed in the Ono Territory, in electronic format, provided that in cases where the NDA was not filed electronically, Ono shall provide and shall cause its Related Parties to provide the electronic files used to generate such NDA, and (b) copies of the final labeling for the Licensed Product in the local language in all countries in the Ono Territory in which Ono or its Related Parties obtain Regulatory Approvals. Repare shall provide and shall cause its Related Parties to provide Ono with (a) a copy of each NDA filed in the Major Market Countries in the Repare Territory by Repare or its Related Party with the FDA and the EMA, in each case in electronic format, provided that in cases where the NDA was not filed electronically, Repare shall provide and shall cause its Related Parties to provide the electronic files used to generate such submission and (b) copies of the final labeling for the Licensed Product in the local language in all countries in the Repare Territory in which Repare or its Related Parties obtain Regulatory Approvals. Repare further shall, and shall use reasonable efforts to cause its Related Parties to, provide Ono with the Cost-effectiveness model and Budget Impact model, based on which the Health Technology Assessment (HTA) dossier for National Health Insurance Listing Price is made and filed in HTA countries such as UK.

5.1.4. Meetings with Regulatory Authorities. Ono shall provide Repare with reasonable advance notice of all formal meetings and teleconferences with any Regulatory Authority pertaining to any Licensed Drug Candidate and Licensed Product, or with as much advance notice as practicable under the circumstances. Ono shall use reasonable efforts, to the extent reasonably practicable, to permit Repare to have, at Repare’s expense, mutually acceptable representatives of Repare attend as observers, such formal meetings and teleconferences with such Regulatory Authority pertaining to such Licensed Drug Candidate and Licensed Product; provided, however, that Ono shall not be obligated to change or re-schedule any such meeting in order to accommodate the schedule of Repare’s representatives.

5.1.5. Submissions. Each Party shall provide the other Party through JSC with notice of the occurrence of each of the following events in such Party’s Territory in a timely manner: (i) the submission for Regulatory Approval (including orphan drug applications and designations) of such Licensed Drug Candidate and Licensed Product to any Regulatory Authority in such Party’s Territory; and (ii) receipt or denial of Regulatory Approval for such Licensed Drug Candidate and Licensed Product in such Party’s Territory.

5.1.6. Right of Reference. Each Party hereby grants to the other Party, and at the request of the other Party will grant to the other Party’s Related Parties, the right to rely upon and a right to copy, access, and otherwise use, all information and data (including all CMC information as well as data made, collected or otherwise generated in the conduct of any Clinical Studies or early access/named patient programs for the Licensed Drug Candidates and Licensed Products) included in or used in support of any regulatory filing, Regulatory Approval, drug master file or other Regulatory Material (including orphan drug applications and designations) owned or Controlled by such Party or its Related Parties that relates to any Licensed Drug Candidate or Licensed Product to the extent necessary or useful to obtain Regulatory Approval of a Licensed Drug Candidate or Licensed Product in the Ono Territory or the Repare Territory, and such Party shall, if requested by the other Party, provide a signed statement that the other Party may rely on, and the Regulatory Authority may access, in support of the other Party’s application for such Regulatory Approval in its Territory, any underlying raw data or information submitted by such Party and its Related Parties to the Regulatory Authority with respect to any regulatory filing, Regulatory Approval, drug master file or other Regulatory Materials owned or controlled by such Party or its Related Parties that relates to any Licensed Drug Candidate or Licensed Product. In addition, upon request of either Party (on behalf of itself or a Sublicensee), the other Party shall obtain and provide to the requesting Party certificates or other formal or official attestations concerning the regulatory status of the Licensed Drug Candidates and Licensed Products in the Ono Territory or the Repare Territory, as applicable (e.g., Certificates of Free Sale, Certificates for Export, Certificates to Foreign Governments).

5.2. Pharmacovigilance. At least [***] prior to Ono obtaining an IND or at an earlier date at either Party’s request, the Parties shall negotiate in good faith and enter into a Safety Data Exchange Agreement (“SDEA”), which shall define the pharmacovigilance responsibilities of the Parties and include safety data exchange procedures governing the coordination of collection, investigation, reporting and exchange of information concerning any adverse experiences, and any product complaints associated with adverse experiences, related to any Licensed Drug Candidate and Licensed Product sufficient to enable each Party (and their respective Related Parties, if any) to comply with its legal and regulatory obligations. The SDEA shall be modified in writing before obtaining the Regulatory Approval for such Licensed Drug Candidates and Licensed Products in either

Territory, to enable each Party (and their respective Related Parties, if any) to comply with its legal and regulatory obligations. The Parties shall use Commercially Reasonable Efforts to amend the SDEA to add as parties any Related Parties. The Parties shall in good faith discuss and negotiate to determine the ownership and responsibility for the development and maintenance of the global safety database for Licensed Drug Candidates and Licensed Products at an appropriate timing before the first IND application for the Licensed Drug Candidates and Licensed Products is submitted by either Party to any Regulatory Authority in any country of the world.

5.3. Pricing. As between the Parties, each Party shall have the right to determine the price of the Licensed Product sold in its respective Territory and no Party shall have the right to direct, control or approve the pricing of the Licensed Product in the other Party’s Territory.

6. COMMERCIALIZATION

6.1. Licensed Products.

6.1.1. Responsibility, Cost and Diligence.

6.1.1.1. Repare Territory. Subject to the limitations expressly set forth herein, Repare shall be solely responsible, at its own cost and expense, for all Commercialization activities relating to Licensed Products in the Repare Territory.

6.1.1.2. Ono Territory. Subject to the limitations expressly set forth herein, Ono shall be solely responsible, at its own cost and expense, for all Commercialization activities relating to Licensed Products in the Ono Territory.

6.1.1.3. Ono Commercial Diligence. Ono will use Commercially Reasonable Efforts to Commercialize each Licensed Product throughout the Ono Territory.

6.1.2. Global Commercialization Strategy. For each Licensed Product, the key Commercialization principles will be set forth in a written summary of the global Commercialization strategy for such Licensed Product approved by the JSC (each, a “Global Commercialization Strategy”). The JSC shall prepare the initial draft of such Global Commercialization Strategy at the appropriate timing determined by the Parties, but no less than [***] prior to expected Regulatory Approval of such Licensed Product, and then annually thereafter. Amendments to any Global Commercialization Strategy will become effective following review and approval by the JSC.

6.1.3. Ono Territory Commercialization Plan. No less than [***] in advance of the reasonably expected first Regulatory Approval in the Ono Territory with respect to a Licensed Product, and on an annual basis thereafter, Ono shall prepare and deliver to the JSC for review a reasonable written plan that summarizes the Commercialization activities to be undertaken with respect to such Licensed Product in the Ono Territory in the next Ono Fiscal Year and Ono’s plans to obtain further Regulatory Approvals and Commercialize such Licensed Product in countries in the Ono Territory in which Ono is not then Commercializing such Licensed Product, and the dates by which such activities are targeted to be accomplished (the “Ono Territory Commercialization Plan”). Each Ono Territory Commercialization Plan shall be consistent with the requirements of the most recent Global Commercialization Strategy. The Ono Territory Commercialization Plan for a Licensed Product shall subsequently be updated and modified by Ono, from time to time at its discretion and no less frequently than [***] per Ono Fiscal Year, based upon, among other things, Ono’s Commercialization activities with respect to such Licensed Product in the Ono Territory, a copy of which updated plan will be provided to the JSC.

6.1.4. Ono and its Related Parties shall provide, and Repare shall provide, and shall use Commercially Reasonable Efforts to cause its Related Parties to provide, information regarding its material medical and Commercialization activities in its Territory, including (i) expected day of launch of Licensed Product, (ii) general strategies for the medical activities and marketing, including branding, promoting, detailing, market access and patient advocacy, (iii) reasonable written plan including pre-launch activities, (iv) overall promotional effort and the targeted healthcare- professionals, including but not limited to, the number of full-time equivalent (“FTE”) devoted for medical science liaisons, medical affairs staffs, medical representatives, market access and nurse consultant of each country in its own Territory, (v) its sales department structure, sales marketing structure and medical affairs structure, and (vi) any other material events and activities relating to medical and Commercialization activities of Licensed Product in its own Territory , to the JSC and shall keep the JSC reasonably informed of its medical and Commercialization activities with respect to Licensed Products.

6.1.5. Advertising and Promotional Materials.

6.1.5.1. Global Branding. Repare shall, from time to time during the Term, develop (and thereafter modify and update) a global branding strategy (including global positioning, promotional messages, colors and other visual branding elements) for each Licensed Product for use throughout the world (the “Global Branding Strategy”), which shall be consistent with the applicable Global Commercialization Strategy and which the JSC shall review and approve, and which the Parties shall, following such review and approval, implement. Repare will submit the Global Branding Strategy for a Licensed Product to the JSC at least annually. Repare shall consider in good faith any comments provided by Ono with respect to the Global Branding Strategy.

6.1.5.2. Repare A&P. Repare will provide, and will make reasonable efforts to have its Related Parties provide, to Ono written sales, promotion and advertising materials relating to Licensed Products used in the Repare Territory (“Repare Territory Promotional Materials”) as well as training manuals and education and communication materials relating to Licensed Products used in the Repare Territory (“Repare Territory Educational Materials”) when reasonably requested by Ono.

6.1.5.3. Ono A&P. Ono shall be and shall cause its Related Parties, to be responsible for the creation, preparation, production, reproduction and filing with the applicable Regulatory Authorities, of relevant written sales, promotion and advertising materials relating to each Licensed Product for use in the Ono Territory (“Ono Territory Promotional Materials”) as well as training manuals and education and communication materials (“Ono Territory Educational Materials”) for sales representatives in the Ono Territory at its own expense. All such Ono Territory Promotional Materials and Ono Territory Educational Materials will be compliant with applicable Law and, if applicable, consistent in all material respects with the Global Branding Strategy for such Licensed Product in the Ono Territory. Ono will submit and will cause its Related Parties to submit representative or core samples of its Ono Territory Promotional Materials and Ono Territory Educational Materials developed by Ono or its Related Parties for use in the Ono Territory to the JSC annually. Ono may use the information contained in Repare Territory Promotional Materials, and Repare Territory Educational Material provided by Repare under Section 6.1.5.2 free of charge, for preparation of Ono Territory Promotional Materials and Ono Territory Educational Materials relating to the Licensed Product for use by Ono or its Related Parties in connection with the Commercialization of the Licensed Product in the Ono Territory and for no other purpose, unless the Parties agree otherwise in writing; provided that if Ono’s use of such information contained in Repare Territory Promotional Materials, and Repare Territory Educational Material would infringe any Third Party right, then both Parties shall negotiate in good faith commercially reasonable terms of such use by Ono.

6.1.6. Reporting Obligations. Ono shall make a yearly report of its Commercialization activity at a regular JSC meeting pursuant to Section 8.1.5, in a slide deck, or in other written materials (which may be delivered in electronic format), which will be shared with Repare in electronic form after such JSC meeting, that, in any case, summarize in reasonable detail Ono’s Commercialization activities for such Licensed Product performed to date (or updating such report for activities performed since the last such report was given hereunder, as applicable). In addition, Each Party shall provide the other Party with written notice of the First Commercial Sale of each Licensed Product in the Major Market Countries in each Territory within [***] after such event; provided, however, that in all circumstances, Ono shall inform Repare of such event prior to public disclosure of such event by Ono. Ono shall provide such information to the JSC as Repare may reasonably request with respect to Commercialization of such Licensed Product and shall keep the JSC reasonably informed of Ono’s Commercialization activities with respect to such Licensed Product.

6.1.7. Sales and Distribution. Each Party and its Related Parties shall be responsible for booking sales in its Territory. Each Party and its Related Parties may warehouse Licensed Products both inside and outside of such Party’s Territory, provided that any sales with respect to such Licensed Products are booked in such Party’s Territory. If a Party receives any orders for any Licensed Product in the other Party’s Territory, it shall refer such orders to the other Party, to the extent it is not prohibited from doing so under applicable Law. Moreover, each Party and its Related Parties shall be solely responsible for handling all returns of any Licensed Product sold in its Territory, as well as all aspects of Licensed Product order processing, invoicing and collection, distribution, inventory and receivables of Licensed Products sold in its Territory.

6.1.8. Recalls, Market Withdrawals or Corrective Actions.

6.1.8.1. Generally. In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with a Licensed Product in a Territory, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal of a Licensed Product in its own Territory, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, shall, within [***] of such request, order or determination, notify the other Party by telephone, facsimile or e-mail in accordance with Section 16.10. Each Party, in consultation with the other Party but in its own discretion, shall decide whether to conduct a recall of a Licensed Product in its own Territory and the manner in which any such recall shall be conducted (except in the case of a government mandated recall, when such Party may act without such advance notice but shall notify the other Party as soon as possible). Except as may otherwise be agreed to by the Parties, each Party shall bear the expense of any such recall in its own Territory; provided that the other Party shall bear such cost if the recall occurs due to recklessness, willful misconduct or negligence of the other Party or the other Party’s breach of this Agreement or any other agreement. Each Party will make available all of its pertinent records that may be reasonably requested by the other Party in order to effect a recall of a Licensed Product in the other Party’s Territory. The Parties’ rights and obligations under this Section 6.1.8.1 shall be subject to the terms of any supply agreement(s) entered into between the Parties.

6.1.9. Ex-Territory Sales; Export Monitoring.

6.1.9.1. Ex-Territory Sales. Subject to applicable Law, neither Party shall engage in any advertising or promotional activities relating to any Licensed Product directed primarily to customers or other buyers or users of such Licensed Product located outside its Territory or accept orders for Licensed Products from or sell Licensed Products into such other Party’s Territory for its own account, and if a Party receives any order for any Licensed Product in the other Party’s Territory, it shall refer such orders to the other Party.

6.1.9.2. Export Monitoring. Each Party and its Related Parties will use Commercially Reasonable Efforts to monitor and prevent exports of Licensed Products from its own Territory for Commercialization in the other Party’s Territory at its own cost using methods permitted under applicable Law that are commonly used in the industry for such purpose (if any), and shall promptly inform the other Party of any such exports of Licensed Products from its Territory, and any actions taken to prevent such exports. Each Party agrees to take reasonable actions requested in writing by the other Party that are consistent with applicable Law to prevent exports of Licensed Products from its Territory for Commercialization in the other Party’s Territory.

7. MANUFACTURE AND SUPPLY

7.1. Licensed Drug Candidates and Licensed Products.

7.1.1. General. Subject to Section 7.3, Repare will have the primary responsibility for the Manufacture of Licensed Drug Candidates and Licensed Products, pursuant to a single, uniform set of specifications and applicable Laws and their requirements, including, but not limited to, cGMP, for the purpose of Development and Commercialization thereof throughout the Repare Territory and the Ono Territory, either by itself or, subject to Section 7.1.2 (Subcontracting), through one or more Third Party contract manufacturing organizations. The Global Development Plan shall include Repare’s strategy for commercial scale manufacturing. Repare shall conduct any activity for CMC for the Repare Territory. Ono will be responsible for the CMC and Manufacturing activities in connection with Development of the Polq Program solely for obtaining Manufacturing and Regulatory Approval solely for the Ono Territory.

7.1.2. Subcontracting. If, after the Effective Date, Repare desires to subcontract the Manufacture of any Licensed Drug Candidates or Licensed Products to a Third Party contract manufacturing organization, Repare shall first provide the proposed contract with such contract manufacturing organization (a “Manufacturing Subcontract”) to Ono for review and comment at least [***] prior to the execution of such Manufacturing Subcontract. Repare shall consider any comments provided by Ono in good faith. Each Manufacturing Subcontract shall (a) be consistent with the terms of this Agreement, (b) contain confidentiality obligations, in the aggregate, not materially less stringent than the requirements of Section 9 (Confidentiality and Publication) and (c) [***].

7.2. Supply Agreements. Upon request by Ono, the Parties will negotiate in good faith towards a supply agreement (and any other necessary ancillary agreements including a quality technical agreement) for clinical or commercial supply of such Licensed Drug Candidate and Licensed Product from Repare to Ono (each, a “Supply Agreement”) which will be on commercially reasonable terms customary to Third Party contract manufacturing organization supply agreements and shall include key performance indicators (including criteria regarding manufacturing capacity, quantity, timeliness of delivery, quality and cost that are consistent with prevailing industry standards for Third Party contract manufacturing supply agreements). Any Licensed Drug Candidate or Licensed Product supplied under a Supply Agreement will be supplied at a price no greater than [***] for such Licensed Drug Candidate or Licensed Product. In cases where the Licensed Drug Candidate or Licensed Product is Manufactured and supplied by a Third Party contract manufacturing organization, Repare will [***]. Notwithstanding the foregoing, if Repare engages a Third Party contract manufacturing organization to supply Licensed Drug Candidate or Licensed Product, then (a) in its agreement with such Third Party contract manufacturing organization, Repare shall not include any limitations on such Third Party’s ability to supply Ono with such Licensed Drug Candidate or Licensed Product, and (b) upon the request of Ono, Repare shall facilitate initial business discussions between Ono and such Third Party contract manufacturing organization for the supply of such Licensed Drug Candidate or Licensed Product to Ono.

7.3. Ono’s Right to Manufacture. If Ono elects to Manufacture the Licensed Drug Candidates or the Licensed Products by itself in the Field for the Ono Territory for Development and Commercialization purposes, then within [***] after receipt of such request, Repare shall, in accordance with this Section 7.3, transfer to Ono, an Affiliate of Ono, or a Third Party manufacturer approved by Repare (such approval not to be unreasonably withheld, delayed or conditioned), the Repare Know-How reasonably necessary or useful to enable Manufacture of the applicable Licensed Drug Candidates or Licensed Products for Development and Commercialization for the Ono Territory in the Field and not previously transferred to Ono, such Affiliate of Ono or any such Third Party manufacturer. Such Know-How transfer by Repare shall be conducted using Commercially Reasonable Efforts and shall include copies or samples of relevant documentation, materials, analytical assays for the Licensed Drug Candidates or the Licensed Products and other embodiments of such Repare Know-How. Upon such Know-How transfer, Repare shall also make available its qualified technical personnel on a reasonable basis to consult with Ono, such Affiliate of Ono or such Third Party manufacturer with respect to such Repare Know-How. The details of such Know-How transfer, including a specific list of Repare Know-How to be transferred by Repare, shall be set forth in a written technology transfer plan (the “Manufacturing Technology Transfer Plan”) executed by the Parties for the purpose of ensuring the complete and timely transfer of such Repare Know-How and the protection of Repare’s rights in such Repare Know-How. Manufacturing Technology Transfer Plan shall take into consideration, among other things, the Development and Commercialization activities in or for the Ono Territory, and the other responsibilities for key employees of Repare. Ono shall pay the amounts set forth in the Manufacturing Technology Transfer Plan for the work and transfer performed by Repare and shall reimburse Repare for its Out-of-Pocket Costs incurred in the course of such transfer pursuant to this Section 7.3. Repare shall have no obligation to transfer any Repare Know-How to Ono until the full execution of the Manufacturing Technology Transfer Plan by both Parties. For clarity, during the transfer of such Repare Know-How, Repare shall continue to Manufacture and supply the Licensed Drug Candidates and the Licensed Product to Ono in accordance with the Supply Agreement.

7.4. Related Substance Supply. Ono shall have the right to purchase from Repare, and Repare shall supply to Ono without execution of a Supply Agreement, related substance of the Licensed Drug Candidate (e.g., reference standard, internal standard and impurities) necessary for Ono to conduct non-clinical studies, preclinical studies or Clinical Studies, including, but not limited to analytical test method development or validation, for regulatory submissions or Commercialization in the Ono Territory, at (a) [***] or (b) [***] for such substance of the Licensed Drug Candidates from Repare’s Third Party manufacturer.

8. COLLABORATION MANAGEMENT

8.1. Joint Steering Committee.

8.1.1. Overview. Within [***] after the DC Selection Date, the Parties will establish a Joint Steering Committee to review or approve (as the case may be) and guide implementation, management, and modifications of the Global Development Plans and other plans, including but not limited to the

Commercialization plans in the Territory. The Parties agree and acknowledge that the structure or composition of the JSC may be adjusted or expanded to include Related Parties of Repare or to otherwise address changes in the Global Development Plan or other changes in global strategy with respect to the Collaboration, Licensed Drug Candidates or Licensed Products.

8.1.2. Composition. The JSC shall be comprised of six (6) members, with each Party contributing three (3) representatives who are employees of such Party. Each Party shall appoint its respective representatives to the JSC and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. Repare shall have at least two (2) JSC representatives who are executive level employees (vice president or above), Ono shall have at least two (2) JSC representatives who are director level employees, and all JSC representatives shall have appropriate expertise, seniority, decision-making authority and ongoing familiarity with the Collaboration. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JSC meetings, subject to such representatives and consultants (or the representative’s or consultant’s employer) undertaking confidentiality obligations, whether in a written agreement or by operation of law, no less stringent than the requirements of Section 9.1 (Nondisclosure Obligation).

8.1.3. JSC Chairperson. The JSC shall be co-chaired, with one chairperson designated by Repare and one chairperson designated by Ono, whose responsibilities shall include conducting meetings, including, when feasible, ensuring that objectives for each meeting are set and achieved. Responsibility for running each meeting of the JSC will alternate between the chairpersons from meeting-to-meeting, with Ono’s chairperson running the first meeting.

8.1.4. Liaisons.

8.1.4.1. Each Party shall appoint a liaison who is an employee of such Party (each, a “Liaison”). Each Liaison will be responsible to ensure a collaborative work environment between the Parties to ensure that the alliance is run smoothly, professionally and productively. Each Liaison shall act in his or her discretion to facilitate the execution of the Collaboration throughout their organization and will oversee and support implementation plans; promote effectiveness of the governance model and implementation of contractual provisions and lead any changes to enhance the alliance; and facilitate the JSC and JRC (and other bodies) for effective decision making in a timely manner. The Liaison will serve as a primary point of contact for the other Party under the Collaboration and will undertake such other tasks as are detailed in this Agreement or as may be assigned by the JSC or JRC. Each Liaison shall attend each meeting of the JSC and JRC. Each Party may change its Liaison at any time in its sole discretion with written notice to the other Party.

8.1.4.2. The Liaisons shall be responsible for (i) scheduling meetings of the JSC and JRC, (ii) setting agendas for meetings with solicited input from other members and (iii) acting as secretary at each meeting and preparing the draft minutes of such meeting, which shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JSC or JRC. Within [***]

after each meeting, the drafting Liaison shall provide the draft minutes to the other Liaison for review and comment. The minutes shall be finalized by approval of all the members of JSC or JRC. Beginning with Repare’s Liaison, such responsibilities shall alternate between the Liaisons on a meeting-by-meeting basis after each meeting of the applicable committee.

8.1.5. Meetings. The JSC shall meet no less frequently than [***] per Calendar Year until the [***] anniversary of First Commercial Sale of the first Licensed Product and [***] per Calendar Year after the [***] anniversary of First Commercial Sale of the first Licensed Product during the Term, provided that either Party may from time to time reasonably request that the JSC meet to undertake its duties under Section 8.1.6 (JSC Responsibilities). The JSC may meet in person or by means of teleconference, videoconference or other similar communications equipment, but at least one (1) meeting per Calendar Year of the JSC shall be conducted in person. The location for the in-person meetings of the JSC shall, respectively, alternate between Repare’s headquarters and Ono’s headquarters (or such other locations as are mutually agreed by the Parties). All meetings and proceedings for the JSC or its subcommittees shall take place in English. Each Party shall bear its own expenses relating to attendance at such meetings by its representatives.

8.1.6. JSC Responsibilities. The JSC shall have the following responsibilities with respect to the Development, Manufacturing, having Manufactured and Commercialization of Licensed Drug Candidates and Licensed Products pursuant to the Collaboration:

(a) review, discuss and approve the Global Development Plan including regulatory strategy and any updates or amendments thereto;

(b) review and discuss each Ono Territory Development Plan, and all amendments and updates to such Ono Territory Development Plan;

(c) review and discuss each Repare Territory Development Plan, and all amendments and updates to such Repare Territory Development Plan;

(d) endeavor to ensure that each Party is appropriately advised as to Development being conducted by the other Party in its respective Territory;

(e) report and monitor progress of Development activities and discuss any results thereunder;

(f) review protocols for Clinical Studies for the Licensed Drug Candidate and Licensed Product, including combination therapy;

(g) assist in coordinating scientific interactions and division of responsibilities, when applicable, with respect to Development activities;

(h) review and approve Global Commercialization Strategy;

(i) review and discuss Ono Territory Commercialization Plan and any updates or amendments thereto, and discuss any results thereunder;

(j) review and approve Global Branding Strategy and any updates or amendments thereto, and discuss any results thereunder;

(k) serve as the forum for the settlement of disputes or disagreements, including whether or not either Party is making its Commercially Reasonable Efforts in relation to the Development or the Commercialization of Licensed Drug Candidates and Licensed Products;

(l) review and approve a proposal from a Party to conduct preclinical and non-clinical studies with respect to Drug Candidates and Licensed Products in other Party’s Territory (which approval shall not be unreasonably withheld );

(m) review, discuss and approve each Global Clinical Study Proposal;

(n) review and discuss each Party’s or its Related Party’s long term Development strategy in the respective Territory in a timely manner;

(o) review, discuss and oversee the CMC and Manufacture of Licensed Drug Candidates and Licensed Products;

(p) overseeing the JSC’s Working Group and ensuring effective participation in each such Working Group’s operations by any of its members;

(q) reviewing the status of Licensed Drug Candidates and Licensed Products, including material Development and Commercialization matters;

(r) addressing any other matters referred to the JSC by the terms of this Agreement; and

(s) performing such other activities as the Parties agree in writing from time to time shall be the responsibility of the JSC.

For the avoidance of doubt, decisions with respect to each of the above matters or any other matter that is identified in this Agreement as being subject to JSC approval, shall be subject to the processes set forth in Section 8.1.7 (Decision Making), including the escalation and tie-breaking provisions provided herein, except as otherwise expressly set forth in this Agreement.

8.1.7. Decision-Making.

8.1.7.1. Voting. With respect to decisions of the JSC, the representatives of each Party shall have collectively one vote on behalf of such Party. For each meeting of the JSC, the attendance of at least two (2) representatives of each Party shall constitute a quorum. Action on any matter may be taken at a meeting, by teleconference, by videoconference or by written agreement.

8.1.7.2. Escalation. The JSC shall attempt to resolve disputes before it for decision by consensus. If the JSC is unable to reach consensus with respect to a dispute arising under this Agreement for a period in excess of [***], then the dispute shall be submitted to the Chief Executive Officer of Repare and Corporate Officers of Ono for resolution. If such dispute cannot be resolved for a period in excess of [***] following escalation (or such other period as the Parties may agree), then Section 8.1.7.3 (Tie-Breaking) shall apply.

8.1.7.3. Tie-Breaking. If a dispute cannot be resolved under Section 8.1.7.2 (Escalation), then, subject to Sections 8.1.7.3(c) and 8.1.7.4:

(a) Ono shall have the deciding vote if the dispute relates to: [***];

provided that, [***].

(b) Repare shall have the deciding vote if the dispute relates to: [***];

provided that, [***]

(c) Notwithstanding anything to the contrary in Section 8.1.7.3, neither Party may exercise its deciding vote pursuant to Section 8.1.7.3(a) or Section 8.1.7.3(b): [***].

8.1.7.4. Limitation of Power of JSC. Neither the JSC nor any subcommittee of the JSC shall have decision-making authority regarding, any of the following matters:

(a) Approval of any amendment to the Research Plan;

(b) the imposition of any requirements on the other Party to undertake obligations beyond those for which it is responsible, or forgo any rights, under this Agreement;

(c) the imposition of any requirements that the other Party take or decline to take any action that would result in a violation of any Law or any agreement with any Third Party or the infringement of intellectual property rights of Third Parties;

(d) any matters that would excuse such Party from any of its obligations specifically enumerated under this Agreement; or

(e) modifying the terms of this Agreement or taking any action to expand or narrow the responsibilities of the JSC (but excluding amendments and modifications to any schedules or exhibits to this Agreement that are expressly permitted under this Agreement).

8.2. Joint Research Committee. Within [***] after the Effective Date, the Parties will establish a committee to oversee the research of Drug Candidate, Licensed Drug Candidates and Licensed Products in accordance with the Research Plan and to coordinate the research activities of the Parties with respect thereto (the “JRC”). The JRC shall be subject to Section 8.3 (Working Groups) and this Section 8.2.

8.2.1. Composition. Each Party will initially appoint three (3) representatives to the JRC, with each representative having knowledge and expertise in the Development of Compounds and products similar to the Drug Candidates, Licensed Drug Candidates and Licensed Products and having sufficient seniority within the applicable Party to make decisions arising within the scope of the JRC’s responsibilities. The JRC may change its size from time to time, provided that the JRC will consist at all times of an equal number of representatives of each of Repare and Ono. Each Party may replace its JRC representatives at any time upon written notice to the other Party. The JRC may invite non-members to participate in the discussions and meetings of the JRC, provided that such participants have no voting authority at the JRC and are bound under written obligation of confidentiality no less protective of the Parties’ Confidential Information than those set forth in this Agreement. The JRC will be co-chaired, with one chairperson designated by Repare and one chairperson designated by Ono, whose responsibilities will include conducting meetings, including, when feasible, ensuring that objectives for each meeting are set and achieved. Responsibility for running each meeting of the JRC will alternate between the chairpersons from meeting-to-meeting, with Repare’s chairperson running the first meeting.

8.2.2. Meetings. The JRC will meet [***] per Calendar Quarter, unless the Parties mutually agree in writing to a different frequency. At least [***] meeting per Calendar Year of the JRC shall be conducted in person. The location for the in-person meetings of the JRC shall, respectively, alternate between Repare’s headquarters and Ono’s headquarters (or such other locations as are mutually agreed by the Parties). No later than [***] Business Days prior to any meeting of the JRC (or such shorter time period as the Parties may agree), the Liaisons will prepare and circulate an agenda for such meeting; provided, however, that either Party will be free to propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Either Party may also call a special meeting of the JRC (by videoconference, teleconference or in person) by providing at least [***] Business Days prior written notice to the other Party if such Party reasonably believes that a significant matter shall be addressed prior to the next scheduled meeting, in which event such Party will work with the Liaisons to provide the members of the JRC no later than [***] Business Days prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision. The JRC may meet in person, by videoconference, or by teleconference; provided that the final quarterly meeting of the JRC of each Calendar Year shall be conducted in person. In- person JRC meetings will be held at locations alternately selected by Repare and by Ono or at any other location mutually agreed by the members of the JRC. All JRC meetings shall take place in English. Each Party will report to the JRC on all material issues relating to the research of Drug Candidates or Licensed Drug Candidates promptly after such issues arise. Each Party will bear the expense of its respective JRC members’ participation in JRC meetings. The JRC chairperson will be responsible for preparing reasonably detailed written minutes of JRC meetings that reflect all decisions made and action items identified at such meetings.

8.2.3. JRC Responsibilities. During the Research Term, the JRC shall have the following specific responsibilities:

8.2.3.1. oversee the performance of the Research Plan and coordinate the activities of the Parties under the Research Plan;

8.2.3.2. report and monitor progress of Research Activities under the Research Plan and discuss any results thereunder;

8.2.3.3. review data generated in the course of the Research Service by Repare, including with respect to assay development and results of optimization and screening, and consider and advise on any technical issues that arise in the course of the Research Service;

8.2.3.4. review the progress of activities under the Research Plan and review and approve any amendments thereto, including any necessary amendments to the Research Plan budget as a result of any amendment to the Research Plan, any other amendment to the Research Plan budget, any amendment to Repare’s FTE requirements, and any amendment to the timelines or activities under the Research Plan;

8.2.3.5. overseeing the JRC’s Working Group and ensuring effective participation in each such Working Group’s operations by any of its members;

8.2.3.6. resolve disputes arising at the Working Group;

8.2.3.7. select a list of proposed Drug Candidates;

8.2.3.8. resolve any disagreement between the Parties relating to the Research Plan; and

8.2.3.9. perform such other activities as the Parties agree in writing shall be the responsibility of the JRC or that are otherwise assigned to the JRC under this Agreement.

8.2.4. JRC Decision-Making.

8.2.4.1. Voting. The representatives of each Party on the JRC shall have collectively one vote on behalf of such Party. For each meeting of the JRC, the attendance of at least two (2) representatives of each Party shall constitute a quorum. Action on any matter may be taken at a meeting, by teleconference, videoconference or by written agreement. The JRC shall attempt to resolve any and all disputes before it for decision by consensus.

8.2.4.2. Escalation. The JRC shall attempt to resolve any and all disputes before it for decision by consensus. If the JRC is unable to reach a consensus with respect to any dispute for a period in excess of [***] (or such other period as the Parties may agree), then the dispute shall be submitted to the Chief Executive Officers of Repare and Corporate Officer of Ono for resolution. If the JRC is unable to reach a consensus with respect to any dispute for a period in excess of [***] following escalation (or such other period as the Parties may agree), then Section 8.2.4.3 (Tie-Breaking) shall apply. The phrases “approval by the JRC” and “election by the JRC” and similar phrases used in this Agreement shall mean approval in accordance with Section 8.2.4 or Section 8.1.7 (Decision Making), including the escalation and tie- breaking provisions provided therein, except as otherwise expressly set forth in this Agreement.

8.2.4.3. Tie-Breaking. If a dispute cannot be resolved under Section 8.2.4.2 (Escalation), then, subject to Sections 8.2.4.3(c) and 8.2.4.4:

(a) [***].

(b) Repare shall have the deciding vote if the dispute relates to: [***];

(c) Notwithstanding anything to the contrary in Section 8.2.4.3, neither Party may exercise its deciding vote pursuant to Section 8.2.4.3(a) or Section 8.2.4.3(b): [***];

8.2.4.4. Limitation of Power of JRC. Neither the JRC nor any subcommittee of the JRC shall have decision-making authority regarding, any of the following matters:

(a) approval of any amendment of Research Plan;

(b) any determination whether to discontinue the Polq Program other than in accordance with Section 2.2 (Polq Program Discontinuation);

(c) the imposition of any requirements on the other Party to undertake obligations beyond those for which it is responsible, or forgo any rights, under this Agreement;

(d) the imposition of any requirements that the other Party take or decline to take any action that would result in a violation of any Law or any agreement with any Third Party or the infringement of intellectual property rights of Third Parties;

(e) any matters that would excuse such Party from any of its obligations specifically enumerated under this Agreement; or

(f) modifying the terms of this Agreement or taking any action to expand or narrow the responsibilities of the JRC (but excluding amendments and modifications to any schedules or exhibits to this Agreement that are expressly permitted under this Agreement).

8.2.5. Term. Either Party shall have the right to terminate the JRC upon the expiration of the Research Term.

8.3. Working Groups. Upon mutual agreement, the Parties may establish other committees or working groups (each, a “Working Group”) as they deem appropriate. These Working Groups shall report to the JSC or JRC depending on the subject matter of such Working Group’s oversight. Each Working Group shall have equal number of representatives from each Party. Working Group may be established on an ad hoc basis for purposes of a specific project. In no event shall the authority of a Working Group exceed that of the JSC or JRC.

8.4. No Power to Amend. Unless otherwise agreed to by the Parties in writing, the JSC and JRC will have only the powers expressly assigned to it in this Agreement. In no event will any of them have any power to unilaterally amend, modify, or waive compliance with this Agreement.

8.5. Confidentiality. All information disclosed by either Party or its representatives to the other Party or its representatives under Section 8 shall be deemed to be Confidential Information of the disclosing Party and maintained in accordance with Section 9 (Confidentiality and Publication).

8.6. Modifications. The Parties shall meet from time to time to discuss whether any changes to the governance structure for the Collaboration are necessary or advisable.

9. CONFIDENTIALITY AND PUBLICATION

9.1. Nondisclosure Obligation.

9.1.1. All Confidential Information disclosed by one Party to the other Party under this Agreement shall be maintained in confidence by the receiving Party and shall not be disclosed to a Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Confidential Information:

(a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(b) is known to the public before its receipt from the disclosing Party, or thereafter becomes known to the public through no breach of this Agreement by the receiving Party;

(c) is subsequently disclosed to the receiving Party by a Third Party who is not known by the receiving Party to be under an obligation of confidentiality to the disclosing Party; or

(d) is developed by the receiving Party independently of Confidential Information received from the disclosing Party, as documented by the receiving Party’s business records.

9.1.2. Notwithstanding the obligations of confidentiality and non-use set forth above and in Section 9.1.3 below, a receiving Party may provide Confidential Information disclosed to it, and disclose the existence and terms of this Agreement as may be reasonably required in order to perform its obligations and to exploit its rights under this Agreement, and specifically to (i) Related Parties, and their employees, directors, agents, consultants, advisors or other Third Parties for the performance of its obligations and to exploit its rights hereunder (or for such entities to determine their interest in performing such activities) in accordance with this Agreement in each case who are under an obligation of confidentiality with respect to such information that is no less stringent than the terms of Section 9.1; (ii) Governmental Authorities or other Regulatory Authorities in order to obtain patents or perform its obligations or exploit its rights under this Agreement, provided that such Confidential Information shall be disclosed only to the extent reasonably necessary to do so; (iii) the extent required by Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity; (iv) (a) any bona fide actual or prospective underwriters, investors, lenders or Acquirers of a receiving Party and to consultants and advisors of such Third Party, and (b) any bona fide actual or prospective collaborators or strategic partners and to consultants and advisors of such Third Party, in each case of (a) and (b) during bona fide business discussions provided that the receiving party of such information is under an obligation or confidentiality with respect to such information that is no less stringent than the terms of Section 9.1; and (v) to Third Parties to the extent a Party is required to do so pursuant to the terms of an In-License existing as of the Effective Date. If a Party is required by Law to disclose Confidential Information that is subject to the non-disclosure provisions of Section 9.1, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure. Notwithstanding Section 9.1.1, Confidential Information that is required to be disclosed by Law shall remain otherwise subject to the confidentiality and non-use provisions of Section 9.1. If either Party concludes that a copy of any of this Agreement shall be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, such Party shall provide the other Party with a copy of such agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, shall provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and shall take such Party’s comments into consideration before filing such agreement.

9.1.3. Each Party recognizes that the value to the other Party of the transactions under this Agreement depend, in part, on each Party protecting the secrecy of its Know-How. Therefore, without limiting any Party’s right to license its Know-How, subject to the terms of this Agreement, in any way it chooses, each Party shall use commercially reasonable efforts to protect the confidentiality of its Know- How as determined in such Party’s reasonable business judgment.

9.2. Publication and Publicity.

9.2.1. Publication. Ono and Repare each acknowledge the other Party’s interest in publishing certain key results of the Collaboration. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting trade secret information. Consequently, except for disclosures permitted pursuant to Section 9.1 (Nondisclosure Obligation) and 9.2.2 (Publicity), either Party wishing to make a publication or public presentation regarding any Drug Candidate, Licensed Drug Candidate or Licensed Product or that contains the Confidential Information of the other Party shall deliver to the other Party a copy of the proposed written publication or presentation at least [***] prior to submission for publication or presentation. The reviewing Party shall have the right (i) to require modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons, and the publishing Party shall remove all Confidential Information of the other Party if requested by the reviewing Party, or (ii) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of [***] to enable the non-publishing Party to file patent applications protecting such Party’s rights in such information. With respect to any proposed publications or disclosures by investigators or academic or non-profit collaborators, such materials shall be subject to review under this Section 9.2.1 and any such publication or disclosure by Ono shall include an express acknowledgment of the involvement of Repare.

9.2.2. Publicity. Except as set forth in Section 9.1 (Nondisclosure Obligation) and Section 9.2.1 (Publication) above and Section 9.3 (Press Release) below, the terms of any of this Agreement may not be disclosed by either Party, and neither Party shall use the name, Trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to any of this Agreement, its subject matter, or the activities of the Parties hereunder without the prior express written permission of the other Party, except as may be required by Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in any country other than the United States or of any stock exchange or listing entity, or except as expressly permitted by the terms hereof.

9.3. Press Release. Following the execution of this Agreement, the Parties shall issue a press release in the form mutually agreed by the Parties. After such initial press release, neither Party, shall issue a press release or public announcement relating to this Agreement without the prior written approval of the other Party, except that (i) a Party may, once a press release or other public statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other written statement without the further approval of the other Party, (ii) a Party may issue a press release or public announcement as required, in the reasonable judgment of the Party, by Law, including by the rules or regulations of the United States Securities and Exchange Commission, or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity, and (iii) a Party may issue a full translation of the press release issued by the other Party. Any press release or public statement pursuant to this Section 9.3 (Press Release) shall not disclose Confidential Information of the other Party except in accordance with the terms of Section 9.1. The Party wishing to issue such press release or make such a public statement shall provide the other Party with such draft at least [***] prior to such press release or public statement for other Party’s review. The reviewing Party shall have the right to propose modifications to such press release or public statement for patent reasons or, trade secret reasons or business reasons, and the publishing Party will remove all Confidential Information of the reviewing Party if requested by the reviewing Party. Notwithstanding the foregoing, a Party may issue such press release or make such a public statement without [***] prior written notice to the other Party in case of (i) and (iii) above, and in case of (ii) above if in the reasonable judgment of such Party, such press release or public statement within the period shorter than [***] is required by Law, provided that the Party shall provide the other Party with a copy of such press release or other public statement no later than when it is issued or released. Restrictions and obligations pertaining to Ono under this Section 9.3 (Press Release) shall be binding upon Ono’s Related Parties. Repare shall make reasonable efforts to include provisions in any agreement with a Related Party providing for similar rights and obligations with respect to any press release issued by a Repare Related Party.

9.4. Survival. The provisions in Section 9 shall survive the expiration or the termination of this Agreement for a period of [***] thereafter, except that with respect to trade secrets, such provisions and obligations shall survive for as long as the trade secrets remain secret.

10. LICENSES

10.1. License Grants to Ono.

10.1.1. License Grant during the Research Term. Subject to the terms and conditions of this Agreement, effective upon the DC Selection Date and continuing until the expiration of the Research Term, Repare hereby grants Ono a non-transferable (except as provided in Section 16.1 (Assignment), sublicensable (including through multiple tiers and subject to Section 10.1.3 (Ono Sublicense Rights)), non-exclusive license under the Repare Technology and Repare’s interest in the Joint Technology to conduct the Research Activities allocated to Ono under the Research Plan for the Polq Program in or for the Ono Territory.

10.1.2. Exclusive License Grant during the Term. Subject to the terms and conditions of this Agreement, effective upon the DC Selection Date, Repare hereby grants Ono a non-transferable (except as provided in Section 16.1 (Assignment), sublicensable (including through multiple tiers and subject to Section 10.1.3 (Ono Sublicense Rights)), exclusive (even as to Repare, except as required for Repare to exercise its rights and perform its obligations hereunder, for example with respect to the Manufacture of Licensed Drug Candidates and Licensed Products) license in the Ono Territory under the Repare Technology and Repare’s interest in the Joint Technology to research (other than Research Activities as set forth in Section 10.1.1), Develop, Manufacture, have Manufactured, use, Commercialize, sell, distribute, market, promote, offer for sale, export and import Licensed Drug Candidates, including but not limited to back-up and follow-on Drug Candidates created by Repare after expiration of the Research Term, and Licensed Products in or for the Ono Territory. The exclusive license granted hereunder shall be royalty- bearing for the Royalty Term applicable to each Licensed Product in each country in the Ono Territory, and, upon expiration of the Royalty Term applicable to such Licensed Product in such country, shall convert to a fully-paid-up, irrevocable, perpetual exclusive license (even as to Repare), sublicensable without restriction in such country.

10.1.3. Ono Sublicense Rights.

(a) Ono shall have the right to sublicense any of its rights under Section 10.1.1 and Section 10.1.2 to any of its Affiliates or to any Third Party without the prior consent of Repare, subject to the requirements of this Section 10.1.3 (Ono Sublicense Rights). Each sublicense granted by Ono pursuant to Section 10.1.3 (Sublicense Rights) shall be subject and subordinate to the terms of this Agreement and shall contain provisions consistent with those in this Agreement. Ono shall promptly provide Repare with a copy of the fully executed sublicense agreement with its Sublicensee covering any sublicense granted hereunder (which copy may be redacted to remove provisions which are not necessary to monitor compliance with Section 10.1.3 (Ono Sublicense Rights)), and each such sublicense agreement shall contain the following provisions: (i) a requirement that the Sublicensee comply with the confidentiality and non-use provisions of Section 9 (Confidentiality and Publication) with respect to Repare’s Confidential Information and (ii) if such sublicense agreement contains a sublicense of Licensed Product Commercialization rights, such sublicense agreement shall also contain a requirement that the Sublicensee submit applicable sales or other reports to Ono to the extent necessary or relevant to the reports required to be made or records required to be maintained under this Agreement. Notwithstanding any sublicense, Ono shall remain primarily liable to Repare for the performance of all of Ono’s obligations under, and Ono’s compliance with all provisions of, this Agreement.

(b) Ono shall cause every Sublicensee of Ono, as part of the relevant sublicense or other agreement, to grant to Ono a perpetual, fully- paid, worldwide, fully sublicensable (through multiple tiers) exclusive (other than with respect to such Sublicensee’s background technology) license back to Ono under and to, any Know-How or Patent Rights made, developed or Invented by such Sublicensee that are necessary or useful for the research, Development, Manufacture, have Manufactured or Commercialization of the Drug Candidates, Licensed Drug Candidates or Licensed Products in the Field (the “Ono Licensed Back Improvements”). Solely in the event that Ono acquires the Ono Licensed Back Improvements from a Sublicensee, may Ono grant such Sublicensee a license to the Repare Licensed Back Improvements.

10.1.4. Sen-yo Jisshiken Tohroku. Upon Ono’s request, Repare agrees that Ono shall be entitled to register, at Ono’s sole expense, Ono’s license with respect to the Repare Patent Right and Joint Patent Right in the Ono Territory (“Sen- yo Jisshiken Tohroku”) in accordance with the Patent Law of Japan or any corresponding patent Laws in other countries in the Ono Territory; provided that such registration is not intended to, and shall not, affect the allocation of prosecution and enforcement rights and obligations set forth in Section 14 below. At Ono’s request and expense, Repare agrees to render reasonable assistance for such registration by Ono, including providing Ono with any documents duly signed by authorized personnel of Repare which are reasonably requested by Ono and necessary to effect such registration.

10.2. License Grants to Repare.

10.2.1. License Grants during the Research Term. Subject to the terms and conditions of this Agreement, effective upon the DC Selection Date and during the Research Term, Ono hereby grants Repare a non-transferable (except as provided in Section 16.1 (Assignment), non-sublicensable, non-exclusive license under the Ono Technology and Ono’s interest in the Joint Technology to conduct the Research Activities allocated to Repare under the Research Plan for the Polq Program in the Field in the Repare Territory.

10.2.2. License Grant for Repare Territory during the Term. Subject to the terms and conditions of this Agreement, effective upon the DC Selection Date, Ono hereby grants Repare a non-transferable (except as provided in Section 16.1 (Assignment), sublicensable (including through multiple tiers and subject to Section 10.2.3 (Repare Sublicense Rights)), non-exclusive, royalty-free license under the Ono Technology and Ono’s interest in the Joint Technology to research (other than the Research Activities as set forth in Section 10.2.1), Develop, Manufacture, have Manufactured, use, Commercialize, sell, distribute, market, promote, offer for sale, export and import Licensed Drug Candidates and Licensed Products in the Field in or for the Repare Territory.

10.2.3. Repare Sublicense Rights.

(a) Repare shall have the right to sublicense any of its rights under Section 10.2.2 (License Grant for Repare Territory) to any of its Affiliates or to any Third Party without the prior consent of Ono, subject to the requirements of Section 10.2.3 (Repare Sublicense Rights). Each sublicense granted by Repare pursuant to Section 10.2.3 (Repare Sublicense Rights) shall be subject and subordinate to this Agreement and shall contain provisions consistent with those in this Agreement. Repare shall promptly provide Ono with a copy of the fully executed sublicense agreement with its Sublicensee covering any sublicense granted hereunder (which copy may be redacted to remove provisions which are not necessary to monitor compliance with Section 10.2.3 (Repare Sublicense Rights)), and each such sublicense agreement shall contain a requirement that the Sublicensee comply with the confidentiality and non-use provisions of Section 9 (Confidentiality and Publication) of this Agreement with respect to Ono’s Confidential Information. Notwithstanding any sublicense, Repare shall remain primarily liable to Ono for the performance of all of Repare’s obligations under, and Repare’s compliance with all provisions of, this Agreement.

(b) Repare shall use Commercially Reasonable Efforts to cause any Sublicensee of Repare, as part of the relevant sublicense or other agreement, to provide a perpetual, fully-paid, worldwide, fully sublicensable (through multiple tiers) exclusive (other than with respect to such Sublicensee’s background technology) license back to Repare under and to, any Know-How or Patent Rights made, developed or Invented by such Sublicensee that are necessary or useful for the research, Development, Manufacture, having Manufactured or Commercialization of the Drug Candidates, Licensed Drug Candidates or Licensed Products in the Field (“Repare Licensed Back Improvements”). Solely in the event that Repare acquires the Repare Licensed Back Improvements from a Sublicensee, may Repare grant such Sublicensee a license to the Ono Licensed Back Improvements.

10.3. Compliance with In-Licenses. All licenses and other rights granted by one Party (the “Granting Party”) to the other Party (the “Non-Granting Party”) under this Agreement are subject to the rights and obligations of the Granting Party under such Granting Party’s In-Licenses in effect as of the Effective Date. The Non-Granting Party shall comply with all applicable provisions of such Granting Party’s In-Licenses of which the Non- Granting Party has been informed of in writing by the Granting Party, and shall perform and take such actions as may be required to allow the Granting Party to comply with its obligations thereunder, including obligations relating to sublicensing, patent matters, confidentiality, reporting, audit rights, indemnification and diligence. Without limiting the foregoing, the obligations set forth on Schedule 10.3 with respect to the NYU Agreement shall be binding upon Ono as if Ono were a party to the NYU Agreement; provided, however, that if Ono’s indemnification is attributed to the cause of Repare or its Sublicensee, Repare shall and shall cause its Sublicensee, as the case maybe, to compensate Ono’s damages incurred by such Ono’s indemnification, and Repare shall be responsible for all royalty and other payment obligations under the NYU Agreement. Further, the Non-Granting Party shall prepare and deliver to the Granting Party any additional reports required under such Granting Party’s In-Licenses in effect as of the Effective Date and requested by the Granting Party, in each case sufficiently in advance to enable the Granting Party to comply with its obligations under such In-Licenses. This Section 10.3 shall survive termination as it relates to any license granted by one Party to the other pursuant to Section 15.3 (Effect of Termination).

10.4. Polq Non-Specific IP.

10.4.1. If a Party becomes aware after the Effective Date that research, Development, Manufacturing, having Manufactured or Commercialization of Drug Candidates, Licensed Drug Candidates and Licensed Products in the Field in its Territory would infringe or misappropriate Know-How or Patent Right of the other Party which is non-public and not expressly licensed to such Party under this Agreement (the “Polq Non-Specific IP”), then the other Party grants to such Party non-exclusive, irrevocable and royalty-free license under such Polq Non-Specific IP to research, Development, Manufacturing, having Manufactured or Commercialization of Drug Candidates, Licensed Drug Candidates and Licensed Products in the Field in or for its Territory in accordance with the terms of this Agreement. For example, the Polq Non-Specific IP that is to be covered by the non- exclusive license includes formulation IP that is not specific to Polq but excludes compositions of matter or Compounds that are not expressly covered by this Agreement.

10.4.2. Except otherwise set forth in Section 10.4.1, in case a Party requests the other Party for a license under Polq Non-Specific IP to research, Develop, Commercialize, Manufacture and have Manufactured of Drug Candidates, Licensed Drug Candidates and Licensed Products in the Field in its Territory, then both Parties will negotiate in good faith towards such license grant.

10.5. Bankruptcy and Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by a Party to the other, including those set forth in Section 10 (Licenses), are and shall otherwise be deemed to be licenses of right to “intellectual property” as defined under Bankruptcy Code. The Parties agree that the Parties and their respective Sublicensees, as sublicensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code. The Parties further agree that upon commencement of a proceeding by or against a Party (the “Bankrupt Party”) under the Bankruptcy Code, the other Party (the “Non-Bankrupt Party”) will be entitled to a complete duplicate of, or complete access to (as the Non-Bankrupt Party deems appropriate), all such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments of such intellectual property will be promptly delivered to the Non-Bankrupt Party (a) upon any such commencement of a proceeding and upon written request by the Non-Bankrupt Party, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the Bankrupt Party and upon written request by the Non-Bankrupt Party. All rights, powers and remedies of a Non-Bankrupt Party hereunder are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at Law in the event of the commencement of a proceeding under a Bankruptcy Code with respect to the Bankrupt Party. The Parties agree that, in addition to the foregoing rights, they intend for the right to contract directly with any Third Party to perform any obligations of the Bankrupted Party hereunder and complete such contracted work to apply to the maximum extent permitted by law and to be enforceable under the Bankruptcy Code. This Agreement shall be effective before, during and after the commencement of any bankruptcy or insolvency proceeding under the Bankruptcy Code. The provisions of this Agreement shall be binding on any receiver, receiver-manager, proposal trustee, trustee, monitor or Person acting in similar capacity (an “Insolvency Officer”) for Repare or over Repare’s business, undertaking, property or assets in any bankruptcy or insolvency proceeding under the Bankruptcy Code, and all references to Repare under this Agreement shall be deemed to include any Insolvency Officer.

10.6. No Other Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party, as a result of this Agreement, obtain any ownership interest or other right in any Know-How, Patent Rights or other intellectual property rights of the other Party, including items owned, controlled or developed by the other Party, or provided by the other Party to the receiving Party at any time pursuant to this Agreement.

11. FINANCIAL TERMS; ROYALTY REPORTS; PAYMENTS AND AUDITS

11.1. Upfront Fee. Ono shall pay to Repare a non-refundable, non-creditable upfront fee equal to One Hundred Ten Million Japanese Yen (JPY 110,000,000) within fifteen (15) Business Days of receipt by Ono of invoice for such upfront fee and the Taxation Documents delivered from Repare to Ono.

11.2. Development Milestone Payments. Ono will provide Repare with written notice of the achievement by Ono or any of its Related Parties of any development milestone event set forth in this Section 11.2 within [***] after such event has occurred. Repare shall invoice Ono within [***] of receipt of such written notice, and Ono shall pay the associated milestone payment within [***] of the receipt of such invoice and the Taxation Documents delivered from Repare to Ono. Each milestone payment shall be payable only once as applicable, upon the first occurrence of the corresponding milestone event without regard to subsequent achievements of such milestones by any other Compound (including back-up or follow-on Compound) or another indication of the first Licensed Drug Candidate.

Development Milestone Event	Milestone Payment
1. Upon [***].	¥[***]
2. [***].	¥[***]
3. [***].	¥[***]
4. [***].	¥[***]
5. Upon [***].	¥[***]
6. Upon [***].	¥[***]

The total amount of the development milestone payments to be paid by Ono to Repare under this Section 11.2 shall not exceed Five Billion and One Hundred Ten Million Japanese Yen (¥5, 110,000,000). [***].

11.3. Sales Milestones. Ono shall provide Repare with written notice of the achievement during the Royalty Term by Ono or any of its Related Parties of any sales milestone event set fo1th below in this Section 11.3 within [***] after the end of the Calendar Quarter in which such event has occurred. Repare shall invoice Ono within [***] of receipt of such written notice by Ono, and Ono shall remit the associated milestone payment within [***] of the receipt of such invoice and the Taxation Documents described in Section 11.10 delivered from Repare to Ono. Notwithstanding the foregoing, in the event that more than one of the sales milestone events are achieved simultaneously by a Licensed Product, Ono will make only one sales milestone payment at such time, which will be for the sales milestone event requiring the highest sales milestone payment, and payment for achievement of the lower sales milestone shall be due in the next Calendar Year. Each sales milestone payment set forth below shall be payable only once, regardless of the number of times a sales milestone event is achieved.

Sales Milestone Event	Sales Milestone Payment
1. Upon [***].	¥[***]
2. Upon [***].	¥[***]
3. Upon [***].	¥[***]

Each milestone payment shall be payable only once as applicable, upon the first occurrence of the corresponding milestone event without regard to subsequent achievements of such milestones. The total amount of the sales milestone payments to be paid by Ono to Repare under this Section 11.3 shall not exceed Twelve Billion and One Hundred Million Japanese Yen (¥12,100,000,000).

11.4. Royalties Payable to Repare.

11.4.1. Royalty Rates. Subject to the terms and conditions of this Agreement, Ono shall pay to Repare royalties on annual Net Sales by Ono and its Related Parties of Licensed Products during the Royalty Term, as follows:

Annual Net Sales (during Ono Fiscal Year) of a Licensed Product in the Ono Territory	Royalty (as a percentage of Net Sales)
[***].	[***]%
[***].	[***]%
[***].	[***]%

11.4.2. Royalty Term. The period during which the royalties set fo1t h in Section 11.4.1 (Royalty Rates), on a Licensed Product-by-Licensed Product and country-by-country basis, shall commence with the First Commercial Sale of a Licensed Product in a country in the Ono Territo1yand continue until the latest of (a) the expiration of the last Valid Claim of such Licensed Product in such country or (b) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country (each such period, a “Royalty Term”).

11.4.3. Third Party Royalty Offsets. Ono may reduce the amount of royalties payable under Section 11.4 (Royalties Payable to Repare) with respect to any Licensed Product on a country-by-country basis by [***] of the [***] payable by Ono to any Third Party in consideration for a license, granted after the Effective Date, to any Patent Right which claim, or cover or would be practiced by Development, Manufacture, having Manufactured or Commercialization of such Licensed Product in such country; provided, however, that the royalties payable under Section 11.4.1 (Royalty Rates) with respect to such Licensed Product on a country-by-country basis shall not be reduced in any such event below [***] of the amounts set forth in Section 11.4.1 (Royalty Rates) by applying the reduction set forth in this Section 11.4.3; and provided, further, that [***].

11.4.4. Reduction for Generic Competition. Notwithstanding the foregoing, on a country-by-country basis in the Territory , the applicable royalty rates for Net Sales of a Licensed Product set forth in Section 11.4.1 (Royalty Rates) will be reduced by [***] of the royalty rates stipulated in Section 11.4.1 (Royalty Rates) following a launch of a Generic Product in such country. For clarity, if the royalty reductions set fort h in both (a) this Section 11.4.4 and (b) Section 11.4.5 apply, the applicable royalty will be reduced to [***] of the royalty rates stipulated in Section 11.4.1 (Royalty Rates); provided that in no event shall the royalty rates be reduced below [***].

11.4.5. Royalty Adjustment for No Repare Patent Rights. If, on a country-by-country and Licensed Product-by-Licensed Product basis at any time during the Royalty Term, the Development, Manufacture, having Manufactured, Commercialize, use, offer for sale, sale or importation of a Licensed Product is not covered by any Valid Claim in such country, then the royalties payable pursuant to Section 11.4 (Royalties Payable to Repare) on the Net Sales of such Licensed Product in such country shall thereafter be reduced to [***] of the amounts otherwise payable pursuant to Section 11.4 (Royalties Payable to Repare) with respect to such Licensed Product in such country.

11.4.6. Royalty Floor. Notwithstanding anything to the contrary herein, in no event during the applicable Royalty Term for a Licensed Product in a country of the Ono Territory shall the royalties payable to Repare hereunder for such Licensed Product in such country for any Calendar Quarter be reduced, by the application of the reductions or credits described in Sections 11.4.3 (Third Party Royalty Offsets), 11.4.4 (Reduction for Generic Competition) and 11.4.5 (Royalty Adjustments for No Repare Patent Rights), whether taken together or separately, below [***].

11.5. Reports; Payment of Royalty. During the Term, following the First Commercial Sale of any Licensed Product in any country in the Ono Territory, Ono shall furnish to Repare (a) an estimate within [***] after the end of each Calendar Quarter of the Net Sales of each Licensed Product in each country of the Ono Territory and the royalties payable under this Agreement; and (b) a written report (each, a “Royalty Report”) within [***] after the end of each Calendar Quarter showing, on a Licensed Product-by-Licensed Product and country-by-country basis, the Net Sales of each Licensed Product in each country of the Ono Territory and the royalties payable under this Agreement, along with (i) gross sales of the Licensed Product in the Ono Territory in the relevant Calendar Quarter on a country-by-country basis, (ii) Net Sales in the relevant Calendar Quarter on a country-by-country basis, (iii) all relevant exchange rate conversions in accordance with Section 11.7.3, (iv) all deductions in accordance with Sections 1.87 and 11.4 and (v) the amount of any payment due from Ono to Repare, calculated in accordance with Section 11. Simultaneously with the delivery of each such Royalty Report, Ono shall pay to Repare the total amounts due under Section 11.4 for the period covered by such Royalty Report subject to Ono’s receipt of Taxation Documents. Ono and its Related Parties involved in Commercializing Licensed Products shall keep complete and accurate records in sufficient detail to enable the royalties and other payments payable hereunder to be determined.

11.6. Audits.

11.6.1. Upon the written request of a Party and not more than once in each Calendar Year, the other Party and its Related Parties shall permit an independent certified public accounting firm of internationally-recognized standing selected by the requesting Party and reasonably acceptable to the other Party, at the requesting Party’s expense except as set forth below, to have access during normal business hours to such of the records of the other Party as may be reasonably necessary to verify the accuracy of the royalty and other amounts payable or reports under this Agreement (including Research Services Payments and Cost of Goods) for any year ending not more than [***] prior to the date of such request for the sole purpose of verifying the basis and accuracy of payments made and compliance with the financial terms of this Agreement. Notwithstanding the foregoing, a Party may not make more than one (1) such request in a Calendar Year.

11.6.2. If such accounting firm identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy, within [***] after the date the requesting Party delivers to the other Party such accounting firm’s written report so concluding, or as otherwise agreed by the Parties in writing. The fees charged by such accounting firm shall be paid by the requesting Party, unless such discrepancy represents (a) an underpayment by the other Party or (b) an overcharge by the other Party, in each case (a) and (b) above, of at least [***] of the payments due in the audited period, in which case such fees shall be paid by the other Party.

11.6.3. Unless an audit for such year has been commenced prior to and is ongoing upon the [***] of the end of such year, the calculation of royalties, expense reimbursement and other payments payable with respect to such year shall be binding and conclusive upon both Parties, and each Party and its Related Parties shall be released from any further liability or accountability with respect to such royalties or expense reimbursement for such year.

11.6.4. Each Party shall treat all financial information subject to review under Section 11.6 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of Section 9 (Confidentiality and Publication), and shall cause its accounting firm to enter into a confidentiality agreement with the other Party or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement, which terms shall be no less stringent than the provisions of Section 9 (Confidentiality and Publication). The accounting firm shall only share the results of the audit, not the underlying records, with the auditing Party. Any final audit report shall be shared by the auditing Party with the other Party.

11.7. Payment Exchange Rate.

11.7.1. Payment Method. All payments to be made by Ono under this Agreement shall be made by bank wire transfer in immediately available funds to bank account as may be designated in writing by from time to time. The first designated bank account of Repare shall be as follows: [***]

11.7.2. Currency Conversion. All amounts specified in this Agreement are in Japanese Yen. All payments hereunder shall be made in United States dollars. In the case Ono makes payment under this Agreement, all such payment shall be converted into United States dollars at the exchange rate (TTS rate) for the conversion of Japanese Yen into United States dollars posted by the MUFG Bank, Ltd., on the date on which Ono will make the applicable payment hereunder, provided that no deduction from any amount shall be made in respect of bank fees or charges.

11.7.3. Conversion of Net Sales. In the case of Net Sales made in one or more currencies other than Japanese Yen during a Calendar Quarter (each a “Third- Country Currency”). The amount of Net Sales made during any Calendar Quarter shall be determined by converting the portion of such Net Sales made in each Third- Country Currency into Japanese Yen, using the exchange rate for the conversion of foreign currency into Japanese Yen posted by the MUFG Bank, Ltd., between the relevant Third-Country Currency, on the one hand, and Japanese Yen, on the other hand. All currency conversions described in this Section 11.7.3 shall be made in accordance with IFRS, to the extent reasonable and consistently applied.

11.8. Late Payments. If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at a per-annum rate of [***], or the maximum rate allowable by applicable Law, whichever is less.

11.9. Blocked Payments. If, by reason of Laws in any jurisdiction in a Party’s Territory, it becomes impossible or illegal for a Party to transfer milestone payments, royalties or other payments under this Agreement to the other Party, (a) the payor shall promptly notify the payee; and (b) the payor shall pay the payee the amounts due from an account in another jurisdiction in the payor’s Territory; provided, however, that if there is no jurisdiction in the payor’s Territory from which it is legal for the payor to transfer payments to the payee (i) the payor shall deposit such payments in local currency in the relevant jurisdiction to the credit of the payee in a recognized banking institution designated by the payee or, if none is designated by the payee within a period of [***], in a recognized banking institution selected by the payor and identified in a written notice given to the payee, and (ii) the payee may terminate this Agreement if payor is not permitted by Law to transfer payments to payee for a period of [***].

11.10. Taxes. In the event that Ono is required to withhold and pay over any tax to the Governmental Authorities in any country in the Ono Territory in respect of any payment to Repare, the amount thereof shall be deducted from the payment to be made by Ono and timely and properly paid over to such Governmental Authorities; provided that Ono shall furnish Repare with copies of receipts and other documentation evidencing such withholding. Repare shall provide to Ono any Taxation Documents. Without limiting the foregoing, the Parties shall exercise their reasonable efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any applicable tax treaty, and shall cooperate in filing any forms required for such reduction. Each Party shall cooperate with the other and furnish the other Party with appropriate documents to secure application of the most favorable rate of withholding tax under applicable Law (or exemption from such withholding tax payments, as applicable). If withholding tax leakage with respect to any payments from Ono to Repare under this Agreement is pointed out through the tax inspection by tax authority, Repare shall bear any and all additional tax cost including but not limited to the withholding tax and additional tax for no return after due date. Within [***] after Repare’s receipt of Ono’s invoice for such additional tax cost, Repare shall reimburse such any and all additional tax cost by bank wire transfer in immediately available funds to bank account designated by Ono.

11.11. Payment of Back Royalties. If Ono would owe a royalty payment to Repare under Section 11 (Financial Terms; Royalty Reports; Payments and Audits) but for a decision by a court or other governmental agency of competent jurisdiction holding a patent claim unenforceable, unpatentable or invalid and if such decision is later vacated or reversed by a final nonappealable decision by a court or other governmental agency of competent jurisdiction, Repare may invoice Ono for such unpaid royalty payments after such decision is vacated or reversed and Ono shall make any such unpaid royalty payments to Repare within [***] after receipt of such invoice.

12. REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1. Mutual Representations and Warranties as of the Effective Date. Each Party represents and warrants to the other Party that, as of the Effective Date:

12.1.1. Such Party is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation.

12.1.2. Such Party has all requisite corporate power and corporate authority to enter into this Agreement and to carry out its obligations under this Agreement.

12.1.3. All requisite corporate action on the part of such Party, its directors and stockholders required by applicable Law for the authorization, execution and delivery by such Party of this Agreement, and the performance of all obligations of such Party under this Agreement, has been taken.

12.1.4. The execution, delivery and performance of this Agreement, and compliance with the provisions of this Agreement, by such Party do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which such Party or any of its assets are bound, or (c) violate or conflict with any of the provisions of such Party’s organizational documents (including any articles or memoranda of organization or association, charter, bylaws or similar documents).

12.1.5. No consent, approval, authorization or other order of, or filing with, or notice to, any Governmental Authority or other Third Party is required to be obtained or made by such Party in connection with the authorization, execution and delivery by such Party of this Agreement.

12.1.6. Such Party has not entered into any agreement with any Third Party that grants such Third Party any rights that would be in conflict with a given Drug Candidate becoming a Licensed Drug Candidate or Licensed Product under this Agreement.

12.1.7. This Agreement is legally binding upon it and enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy, insolvency, moratorium and other similar Law affecting the enforcement of creditors’ rights generally.

12.1.8. Neither it nor any of its Affiliates have been debarred or are subject to debarment and neither Party nor any of its Affiliates have used in any capacity, in connection with its Development of a given Drug Candidate becoming a Licensed Drug Candidate or a Licensed Product, any Person that has been debarred pursuant to Section 306 of the U.S. Federal Food, Drug, and Cosmetic Act, as amended, or any comparable Law in any country, or that is the subject of a conviction described in such section or any comparable Law in any country.

12.1.9. Neither it nor its Affiliates, nor any of its or their respective directors, officers, employees or agents have (a) committed an act, (b) made a statement or (c) failed to act or make statement, in any case ((a), (b) or (c)), that (x) would be or create an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Development, Manufacture, having Manufactured, use or Commercialization of a given Drug Candidate becoming a Licensed Drug Candidate or a Licensed Product or (y) could reasonably be expected to provide a basis for the FDA, MHLW or any other Regulatory Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous Laws or policies, with respect to the Development, Manufacture, having Manufactured, use or Commercialization of a given Drug Candidate becoming a Licensed Drug Candidate or a Licensed Product.

12.2. Additional Representations and Warranties of Repare. Repare represent and warrants to Ono that, as of the Effective Date:

12.2.1. Repare is the sole and exclusive owner of, or otherwise Controls pursuant to a Repare In-License, the Repare Technology.

12.2.2. Repare has sufficient legal or beneficial title and ownership of, or sufficient license rights under, the Repare Technology to grant the licenses under such Repare Technology to Ono pursuant to this Agreement and Repare has not granted to any Third Party any rights or licenses under the Repare Technology that would conflict with the licenses granted to Ono hereunder.

12.2.3. (a) Schedule 12.2.3 (Repare Patent Rights) sets forth (i) a complete and accurate list of the Repare Patent Rights owned, either solely or jointly, by Repare, (ii) a complete and accurate list of the Repare Patent Rights sublicensable (including through multiple tiers) and licensed exclusively (even as to the licensor) to Repare and (iii) to the best knowledge of Repare and its Affiliates, a complete and accurate list of the Repare Patent Rights licensed nonexclusively to Repare, (b) to the best knowledge of Repare and its Affiliates, the Repare Patent Rights are, or, upon issuance, will be, valid and enforceable patents and no Third Party has challenged or threatened to challenge the scope, validity or enforceability of any Repare Patent Rights (including, by way of example, through opposition or the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the

United States Patent and Trademark Office or any analogous foreign Governmental Authority), and as to each patent application, has not lapsed in the case of a provisional patent application, or been cancelled, withdrawn or abandoned without the possibility of revival, and (c) Repare or its Affiliates have timely paid all filing and renewal fees payable with respect to such Repare Patent Rights for which Repare controls prosecution and maintenance. Schedule 12.2.3 (Repare Patent Rights) indicates whether each Repare Patent Right is owned exclusively by Repare, is owned jointly by Repare and one or more Third Parties, or is licensed to Repare.

12.2.4. Schedule 12.2.4 (Repare In-Licenses) sets forth a complete and accurate list of all agreements between Repare and a Third Party entered into prior to the Effective Date pursuant to which Repare Controls (or has the right to obtain Control of) Know-How or Patent Rights that are reasonably necessary to Develop, Manufacture, have Manufactured or Commercialize Drug Candidates, Licensed Drug Candidates and Licensed Products in the Field. Repare has provided Ono with true and correct copies of each of the Repare In-Licenses. Without limiting the generality of the foregoing, Repare has obtained all necessary consents and fulfilled all necessary conditions, if any, to sublicense to Ono under this Agreement such Know- How and Patent Rights licensed to Repare under Repare In-Licenses.

12.2.5. To the best knowledge of Repare and its Affiliates, Repare and its Affiliates have complied with all applicable Laws, including any duties of candor to applicable patent offices, in connection with the filing, prosecution and maintenance of the Repare Patent Rights.

12.2.6. To the best knowledge of Repare and its Affiliates, neither Repare nor its Affiliates are in breach or default under any existing Repare In-License, and neither Repare nor its Affiliates have received any written notice of breach or default with respect to any existing Repare In-License.

12.2.7. Repare or its Affiliates have obtained from all inventors of Repare Technology owned by Repare or its Affiliates valid and enforceable agreements assigning to Repare each such inventor’s entire right, title and interest in and to all such Repare Technology.

12.2.8. There is no (a) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to the best knowledge of Repare and its Affiliates, threatened against Repare or any of its Affiliates or (b) judgment or settlement against or owed by Repare or any of its Affiliates, in each case in connection with the Repare Technology.

12.2.9. To the best knowledge of Repare and its Affiliates, the use, Development, Manufacture, having Manufactured or Commercialization by Repare or Ono (or their respective Related Parties) of a given Drug Candidate becoming a Licensed Drug Candidate or a Licensed Product as formulated and manufactured as of the Effective Date, or as intended to be formulated and manufactured as of the Effective Date, but in each case excluding any potential Combination Products, (a) does not and will not infringe any issued patent of any Third Party and (b) will not infringe the claims of any published Third Party patent application when and if such claims were to issue in their current form.

12.2.10. True and complete copies of (a) the agreements set forth on Schedule 12.2.4 (Repare In-Licenses), (b) all of the agreements relating to the Polq Program and (c) any funding agreement between Repare and any government or Governmental Authority or any other agreement to which Repare is a party under which requirements and obligations will apply to Ono under this Agreement, in each case (a) – (c) have been made available to Ono through an electronic data room.

12.2.11. Neither Repare nor any of its Affiliates have knowledge of any infringement or misappropriation of any Repare Technology by any Third Party.

12.2.12. Any Repare Technology is free and clear of liens, charges or encumbrances other than licenses granted to or by Third Parties that are not inconsistent with the rights and licenses granted to Ono hereunder.

12.2.13. Repare and its Affiliates have taken all commercially reasonable steps to protect, preserve and maintain the confidentiality of all confidential or non- public information included in Repare Know-How, including by disclosing such Repare Know-How to Third Parties only under terms of confidentiality. To the best knowledge of Repare and its Affiliates, no breach of such confidentiality obligations has been committed by any Third Party.

12.3. Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY TECHNOLOGY, ONO TECHNOLOGY (WITH RESPECT TO ONO), REPARE TECHNOLOGY (WITH RESPECT TO REPARE), PRODUCT, PROGRAM, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THE AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY LICENSED DRUG CANDIDATE OR LICENSED PRODUCT PURSUANT TO THE AGREEMENT SHALL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO ANY LICENSED PRODUCT SHALL BE ACHIEVED.

12.4. Exclusivity.

12.4.1. During the term of the Agreement, Repare and its Affiliates may work outside of the Ono Territory on any Compound or product, including any product which relies upon the inhibition or modulation Polq to achieve its primary therapeutic effect, either alone or with Third Parties, but shall not and shall cause its Affiliates not to, either alone or with Third Parties, (a) research or Develop any product that it reasonably believes relies on the inhibition or modulation of Polq to achieve its primary therapeutic effect in the Ono Territory, and (b) submit materials to any Regulatory Authority for the purpose of obtaining Regulatory Approval to Manufacture for commercial purpose, or Commercialize, sell, distribute, market, promote, offer for sale, export or import any product that it reasonably believes relies on the inhibition or modulation of Polq¸ to achieve its primary therapeutic effect in the Ono Territory.

12.4.2. During the term of the Agreement, Ono shall not and shall cause its Affiliates not to, either alone or with Third Parties, research, Develop, Manufacture or Commercialize any product that it reasonably believes relies on the inhibition or modulation of Polq to achieve its primary therapeutic effect other than the Drug Candidates, Licensed Drug Candidate or Licensed Product anywhere in the Ono Territory.

12.5. Certain Other Covenants.

12.5.1. Compliance. Each Party and its Related Parties shall conduct the Collaboration and the Development, Manufacture, having Manufactured and Commercialization of the Drug Candidates, Licensed Drug Candidates and Licensed Products in material compliance with all applicable Laws, including current governmental regulations concerning GLP, GCP and cGMP.

12.5.2. Know-How. Repare and its Affiliates shall not use any Know-How that it does not Control in the Development or Manufacture of Drug Candidate, Licensed Drug Candidates or Licensed Products. Repare shall obtain sufficient legal or beneficial title and ownership of, or sufficient rights under, any Know-How that is used by Repare or its Affiliates in the Development or Manufacture of Drug Candidates, Licensed Drug Candidates or Licensed Products to grant the licenses and rights to such Know-How that would be granted to Ono under this Agreement.

12.5.3. Repare In-Licenses. Repare shall maintain Control of all Know- How and Patent Rights licensed to Repare under the existing Repare In-Licenses that are reasonably necessary for Ono to Develop, Manufacture, have Manufactured or Commercialize any Licensed Drug Candidates and Licensed Products in the Field in or for the Ono Territory. For clarity, with regard to any Drug Candidate, Licensed Drug Candidate and Licensed Product, any Patent Right comprising a Valid Claim that covers such Drug Candidate, Licensed Drug Candidate or Licensed Product, including whether it is an “Improvement” or an “IDD” as defined in NYU Agreement, is deemed to be a necessary Patent Right, and Repare shall Control such Patent Right. Repare shall not materially breach or be in material default under any of its obligations under any Repare In-License, subject to applicable cure process made by Repare (not by Ono) under any such Repare In-License and provided that, Repare shall not be deemed to have materially breached or be in material default under any Repare In-License if such breach or default is a result of Ono’s or one of Ono’s Related Parties’ acts or omissions. Repare will not voluntarily amend or terminate any Repare In-License in a manner that would increase the royalty floor under Section 11.4.6 (Royalty Floor) or terminate rights sublicensed to Ono under this Agreement.

12.5.4. Additional In-Licenses. During the Term, neither Party shall enter into a license agreement with a Third Party with respect to any Drug Candidate, Licensed Drug Candidate or any Licensed Products in the other Party’s Territory without the prior written consent of such other Party; provided that Repare may do so if Repare makes the intellectual property rights under such license agreement available to Ono pursuant to Section 10.1 (License Grants to Ono). Notwithstanding the foregoing, nothing in this Section 12.5.4 shall restrict either Party’s right to enter into a license agreement with a Third Party for any intellectual property rights that may be reasonably necessary or useful for any other product or program of such Party.

12.5.5. Conflicting Agreements. During the Term, neither Party shall enter into any agreement with any Third Party that would conflict with, limit or restrict such Party’s ability to comply with this Agreement nor shall grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder.

12.5.6. No Debarment. Each Party shall use commercially reasonable efforts to not use, in any capacity in connection with the Collaboration or the performance of its obligations under this Agreement, any Person that has been debarred pursuant to Section 306 of the FD&C Act, or that is the subject of a conviction described in such section. Each Party agrees to inform the other Party in writing immediately if it or any Person that is performing activities in the Collaboration or under this Agreement, is debarred or is subject to debarment or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of the notifying Party’s knowledge, is threatened, relating to the debarment or conviction of the notifying Party or any Person or entity used in any capacity by such Party or any of its Affiliates in connection with the Collaboration or the performance of its other obligations under this Agreement.

12.5.7. Stand-by Licenses. During the Term, the Non-Granting Party may reasonably request that the Granting Party reasonably cooperate in good faith with the Non-Granting Party’s efforts to obtain stand-by license agreements with respect to the Granting Party’s In-Licenses, pursuant to which, upon termination of the relevant In- License, the Non-Granting Party would receive a direct license from the applicable Third Party licensor under any Patent Rights or Know-How that are sublicensed to the Non-Granting Party pursuant to this Agreement. Any costs incurred by the Granting Party in cooperating with the Non-Granting Party’s efforts to obtain any such stand- by license agreement shall be reimbursed by the Non-Granting Party.

12.5.8. Repare covenants to Ono that Repare will avoid or terminate any liens, charges or encumbrances on the Repare Technology that would materially impair the rights and license granted to Ono hereunder other than licenses granted to or by Third Parties that are not inconsistent with the rights and licenses granted to Ono hereunder.

12.5.9. Each Party will generate, prepare, maintain and retain all data and Regulatory Materials in accordance with good laboratory and clinical practice and applicable Law and will conduct, (and each of their respective contractors and consultants will conduct), all Development of the Drug Candidate, Licensed Drug Candidate or Licensed Product in accordance with good laboratory and clinical practice and applicable Law.

13. INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

13.1. General Indemnification by Ono. Ono shall indemnify, hold harmless and defend Repare, its Related Parties, and their respective directors, officers, employees and agents (“Repare Indemnitees”) from and against any and all Third Party claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees and litigation expenses) (collectively, “Losses”) arising out of or resulting from, directly or indirectly, (a) any breach of, or inaccuracy in, any representation or warranty made by Ono in this Agreement, any breach or violation of any covenant or agreement of Ono in or in the performance of this Agreement or any other agreement between the Parties, or (b) the negligence or willful misconduct by or of Ono and its Related Parties, and their respective directors, officers, employees and agents in the performance of Ono’s obligations under this Agreement or any other agreement between the Parties. Ono shall have no obligation to indemnify the Repare Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by Repare in this Agreement, or any breach or violation of any covenant or agreement of Repare in or in the performance of this Agreement or any other agreement, or the negligence or willful misconduct by or of any of the Repare Indemnitees, or matters for which Repare is obligated to indemnify Ono under Section 13.2 (General Indemnification by Repare) or 13.3 (Product Liability).

13.2. General Indemnification by Repare. Repare shall indemnify, hold harmless, and defend Ono, its Related Parties and their respective directors, officers, employees and agents (“Ono Indemnitees”) from and against any and all Losses arising out of or resulting from, directly or indirectly, (a) any breach of, or inaccuracy in, any representation or warranty made by Repare in this Agreement, or any breach or violation of any covenant or agreement of Repare in or in the performance of this Agreement or any other agreement between the Parties, or (b) the negligence or willful misconduct by or of Repare and its Related Parties, and their respective directors, officers, employees and agents in the performance of Repare’s obligations under this Agreement or any other agreement. Repare shall have no obligation to indemnify the Ono Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by Ono in this Agreement, or any breach or violation of any covenant or agreement of Ono in or in the performance of this Agreement or any other agreement between the Parties, or the negligence or willful misconduct by or of any of the Ono Indemnitees, or matters for which Ono is obligated to indemnify Repare under Section 13.1 (General Indemnification by Ono).

13.3. Product Liability. Subject to any Supply Agreements, any Losses arising out of Third Party product liability claims arising from the Development or Commercialization of Licensed Drug Candidates and Licensed Products shall be (a) borne by Ono, to the extent such Losses were incurred with respect to the Development or Commercialization by or on behalf of Ono or its Related Parties of a Drug Candidate, Licensed Drug Candidate and a Licensed Product in or for the Ono Territory and (b) borne by Repare, to the extent such Losses were incurred with respect to Development or Commercialization of a Drug Candidate, Licensed Drug Candidate and a Licensed Product in or for the Repare Territory by or on behalf of Repare and its Related Parties. The Party required to bear such Losses in accordance with this Section 13.3 shall indemnify, hold harmless and defend the other Party and its Related Parties and their respective directors, officers, employees and agents from and against such Losses. Each shall have no obligation to bear such Losses nor indemnify the Indemnitees of the other Party to the extent that the Losses arise out of or result from, directly or indirectly, matters for which the other Party is obligated to indemnify such Party under Section 13.1 (General Indemnification by Ono) or Section 13.2 (General Indemnification by Repare).

13.4. Indemnification Procedure. In the event of any such claim against any Ono Indemnitee or Repare Indemnitee (individually, an “Indemnitee”), the indemnified Party shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The

Indemnitee shall cooperate with the indemnifying Party and may, at its option and expense, be represented in any such action or proceeding. The indemnifying Party shall not be liable for any settlements, litigation costs or expenses incurred by any Indemnitee without the indemnifying Party’s written authorization. Notwithstanding the foregoing, if the indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnitees set forth in Sections 13.1 (General Indemnification by Ono), 13.2 (General Indemnification by Repare) or 13.3 (Product Liability) may apply, the indemnifying Party shall promptly notify the Indemnitees, which shall then have the right to be represented in any such action or proceeding by separate counsel at their expense, provided that the indemnifying Party shall be responsible for payment of such expenses if the Indemnitees are ultimately determined to be entitled to indemnification from the indemnifying Party for the matters to which the indemnifying Party notified the Indemnitees that such exception(s) may apply.

13.5. Limitation of Liability. NEITHER PARTY HERETO SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THE AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT, GROSS NEGLIGENCE OR A BREACH OF SECTION 9 (CONFIDENTIALITY AND PUBLICATION), THE EXCLUSIVITY TERMS OR THE LICENSES GRANTED IN SECTION 10 (LICENSES) OR SECTION 12 (REPRESENTATIONS, WARRANTIES AND COVENANTS). NOTHING IN THIS SECTION 13.5 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

13.6. Insurance. Prior to initiation of any Clinical Study, Repare shall obtain and maintain insurance during the Term and for a period of at least [***] after the last commercial sale of any Licensed Product generated under the Collaboration, with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement. Upon request, Repare shall provide Ono with evidence of the existence and maintenance of such insurance coverage.

14. INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

14.1. Inventorship; Ownership.

14.1.1. Inventorship. Inventorship for inventions made during the course of the performance of the Collaboration shall be determined in accordance with United States patent laws for determining inventorship, provided it does not interfere with any local patent laws in a given country or territory (each a “Local Law”) and in such case, the Parties will seek to adapt to such Local Law with a view to providing the Parties with the best patent protection available.

14.1.2. Ownership of Technology. Repare shall own the entire right, title and interest in and to all Repare Technology. Ono shall own the entire right, title and interest in and to all Ono Technology. The Parties shall jointly own any Joint Technology.

14.1.3. Employee Assignment. Each Party shall ensure that all of its employees and all of its Affiliates’ employees acting under its or its Affiliates’ authority in the performance of this Agreement assign to such Party under a binding written agreement all Know-How and Patent Rights discovered, made, conceived by such employee as a result of such employee’s employment. In the case of all Third Parties acting in the performance a Party’s obligations under this Agreement, such as consultants, subcontractors, licensees, Sublicensees, outside contractors, clinical investigators, agents, or non-employees working for non-profit academic institutions, the Party that engages such Third Party shall ensure that such Third Party is also so obligated under such an agreement, unless otherwise approved by the Parties.

14.1.4. Right to Practice Joint Technology. Subject to the rights and licenses granted to, and the obligations (including royalty obligations in Section 11.4 and the exclusivity obligations set forth in Section 12.4) of each Party, either Party is entitled to practice Joint Technology for all purposes on a worldwide basis and license Joint Technology without consent of and without a duty of accounting to the other Party. Each Party will grant and hereby does grant all permissions, consents and waivers with respect to, and all licenses under, the Joint Technology, throughout the world, necessary to provide the other Party with such rights of use and exploitation of the Joint Technology, and will execute documents as necessary to accomplish the foregoing.

14.1.5. Disclosure. Each Party shall promptly disclose to the other Party any invention, whether patentable or not, made in the performance of its Collaboration under this Agreement and the Parties shall discuss and determine each Party’s sharing of the costs and expenses, and interest of Joint Patent Rights.

14.2. Prosecution and Maintenance of Patent Rights.

14.2.1. Prosecution of Repare Patent Rights and Joint Patent Rights.

14.2.1.1. Subject to Section 14.2.1.3, Repare has the sole responsibility to, at Repare’s discretion and at Repare’s sole cost and expense, file, prosecute, and maintain all Repare Patent Rights throughout the world, and Joint Patent Rights in the Repare Territory.

14.2.1.2. Repare shall furnish to Ono, via electronic mail or such other method as mutually agreed by the Parties, copies of documents received from outside counsel in the course of filing, prosecution or maintenance of or copies of documents filed with, or material communications with, the relevant national or regional patent offices with respect to the filing, prosecution, and maintenance of all Repare Patent Rights in the Ono Territory, and Joint Patent Rights in the Repare Territory, within a reasonable time after the receipt or filing of such documents. Repare shall provide Ono and its patent counsel with a reasonable opportunity to consult with and provide comments to Repare and its patent counsel regarding the filing and contents of any such application, amendment, submission or response. All timely advice and suggestions of Ono and its patent counsel shall be taken into consideration in good faith by Repare and its patent counsel in connection with such filing. Repare shall pursue in good faith all reasonable claims requested by Ono in the prosecution of any Repare Patent Rights throughout the world, or Joint Patent Rights in the Repare Territory.

14.2.1.3. In the event that Repare elects not to maintain patent protection on any Repare Patent Rights in the Ono Territory, or Joint Patent Rights in the Repare Territory, Repare shall notify Ono at least [***] before any such Patent Rights would become abandoned or otherwise forfeited, and subject to the provisions of any applicable Repare In-License, Repare shall assign all of its right, title and interest in and to such Repare Patent Rights or Joint Patent Rights to Ono at Ono’s sole cost and expense, and such Repare Patent Rights or Joint Patent Rights shall become Ono Patent Rights or Ono Know-How, as applicable; provided that, if such assignment is not possible, then Ono shall have the right (but not the obligation), at its sole cost and expense, to prosecute and maintain in any country in the Ono Territory or the Repare Territory, as applicable, patent protection on such Repare Patent Rights or Joint Patent Right in the name of Repare. Repare shall use commercially reasonable efforts to make available to Ono its authorized attorneys, agents or representatives, or such of its employees as are reasonably necessary to assist Ono in maintaining and defending the patent protection described under this Section 14.2.1.3. Repare shall sign or use commercially reasonable efforts to have signed all legal documents as are reasonably necessary to maintain, prosecute and defend such patents and patent applications.

14.2.2. Prosecution and Maintenance of Ono Patent Rights and Joint Patent Rights.

14.2.2.1. Subject to Section 14.2.2.3, Ono shall have the sole responsibility to, at Ono’s discretion and at Ono’s sole cost and expense, file, prosecute, and maintain all Ono Patent Rights, and the Joint Patent Rights in the Ono Territory.

14.2.2.2. Ono shall furnish to Repare, via electronic mail or such other method as mutually agreed by the Parties, copies of documents received from outside counsel in the course of filing, prosecution or maintenance of or copies of documents filed with, or material communications with, the relevant national patent offices with respect to the filing, prosecution, and maintenance of all Ono Patent Rights in the Repare Territory, and Joint Patent Rights in the Ono Territory, within a reasonable time after the receipt or filing of such documents. Ono shall provide Repare and its patent counsel with a reasonable opportunity to consult with and provide comments to Ono and its patent counsel regarding the filing and contents of any such application, amendment, submission or response. All timely advice and suggestions of Repare and its patent counsel shall be taken into consideration in good faith by Ono and its patent counsel in connection with such filing. Ono shall pursue in good faith all reasonable claims requested by Repare in the prosecution of any Ono Patent Rights in the Repare Territory or Joint Patent Rights in the Ono Territory.

14.2.2.3. In the event that Ono elects not to maintain patent protection on any Ono Patent Rights in the Repare Territory, or Joint Patent Rights in the Ono Territory, Ono shall notify Repare at least [***] before any such Patent Rights would become abandoned or otherwise forfeited, and subject to the provisions of any applicable Ono In-License, Ono shall assign all of its right, title and interest in and to such Ono Patent Rights or Joint Patent Rights to Repare at Repare’s sole cost and expense, and such Ono Patent Rights or Joint Patent Rights shall become Repare Patent Rights; provided that, if such assignment is not possible, then Repare shall have the right (but not the obligation), at its sole cost and expense, to maintain in any country in the Repare Territory or the Ono Territory, as applicable, patent protection on such Ono Patent Rights or Joint Patent Rights in the name of Ono. Ono shall use commercially reasonable efforts to make available to Repare its authorized attorneys, agents or representatives, or such of its employees as are reasonably necessary to assist Repare in maintaining and defending the patent protection described under this Section 14.2.2.3. Ono shall sign or use commercially reasonable efforts to have signed all legal documents as are reasonably necessary to maintain, prosecute and defend such patents and patent applications.

14.2.3. Cooperation. Each Party hereby agrees: (a) to make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake patent prosecution as contemplated by this Agreement; (b) to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to patents that are subject to this Agreement; and (c) to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the prosecution and maintenance of the other Party’s patent applications that are subject to this Agreement.

14.3. Third Party Infringement.

14.3.1. Notice of Infringement. During the Term, each Party will promptly notify the other Party in writing of any known or suspected infringement or unauthorized use or misappropriation by a Third Party of Ono Technology, Repare Technology, or Joint Technology concerning any product intended for use in any Field (including development, manufacture, or commercialization) (such infringement or unauthorized use or misappropriation, “Competing Infringement”) of which such Party becomes aware. The notifying Party will provide the other Party with all evidence available to it supporting its belief that there is Competing Infringement.

14.3.2. Ono’s Right to Enforce and Defend.

14.3.2.1. Infringement Actions. Ono shall have (i) the sole and exclusive right, but not the obligation, to take any reasonable measures it deems appropriate with respect to any Third Party’s activities concerning any Competing Infringement in the Ono Territory of any Ono Technology and (ii) subject to the provisions of any Repare In-License, a first right, but not the obligation, to take any reasonable measures it deems appropriate with respect to any Third Party’s activities concerning any Competing Infringement in the Ono Territory of any Repare Technology. Such measures may include (a) initiating or prosecuting an infringement, misappropriation or other appropriate suit or action (each an “Infringement Action”) in the Ono Territory, or (b) subject to Section 10.1.3 (Ono Sublicense Rights), granting adequate rights and licenses to any Third Party necessary to render continued Competitive Infringement in the Ono Territory non-infringing. Notwithstanding the foregoing, if Ono does not inform Repare that it intends to either initiate such an Infringement Action or grant adequate rights and licenses to such Third Party within [***] after Ono’s receipt of a notice of infringement pursuant to Section 14.3.1 (Notice of Infringement), then Repare will have the second right to initiate such Infringement Action, but solely with respect to any Repare Technology.

14.3.2.2. Challenge Actions. Ono shall have the first right, but not the obligation, to defend any Challenge Action with respect to the Repare Technology or Ono Technology, in the Ono Territory in each case, that covers the applicable Licensed Product which is the subject of such Challenge Action. Notwithstanding the foregoing, if Ono does not inform Repare that it intends to defend such a Challenge Action with respect to any Repare Technology within [***] of such Challenge Action being filed, then Repare will have the second right, but not the obligation, to defend such Challenge Action with respect to any Repare Technology.

14.3.3. Repare’s Right to Enforce and Defend.

14.3.3.1. Infringement Actions. Repare shall have (i) the sole and exclusive right, but not the obligation, to take any reasonable measures it deems appropriate with respect to any Third Party’s activities concerning any Competing Infringement in the Repare Territory of any Repare Technology and (ii) subject to the provisions of any Ono In-License, a first right, but not the obligation, to take any reasonable measures it deems appropriate with respect to any Third Party’s activities concerning any Competing Infringement in the Repare Territory of any Ono Technology. Such measures may include (a) initiating or prosecuting an Infringement Action, or (b) subject to Section 10.2.3 (Repare Sublicense Rights), granting adequate rights and licenses to any Third Party necessary to render continued Competing Infringement in the Repare Territory non-infringing. Notwithstanding the foregoing, if Repare does not inform Ono that it intends to either initiate such an Infringement Action or grant adequate rights and licenses to such Third Party within [***] after Repare’s receipt of a notice of infringement pursuant to Section 14.3.1 (Notice of Infringement), then Ono will have the second right to initiate such Infringement Action, but solely with respect to any Ono Technology.

14.3.3.2. Challenge Actions. Repare shall have the first right, but not the obligation, to defend any Challenge Action with respect to the Repare Technology or Ono Technology, in the Repare Territory in each case, that covers the applicable Licensed Product which is the subject of such Challenge Action. Notwithstanding the foregoing, if Repare does not inform Ono that it intends to defend such a Challenge Action with respect to any Ono Technology within [***] of such Challenge Action being filed, then Ono will have the second right, but not the obligation, to defend such Challenge Action with respect to any Ono Technology.

14.3.3.3. Rights to Enforce and Defend with respect to the Joint Patents. The Parties shall discuss in good faith as to which of the Parties will become a Responsible Party in case of any Infringement Action and Challenge Action with respect to Joint Patents.

14.3.4. Control; Cooperation. The Party initiating any Infringement Action or defending any Challenge Action with respect thereto (such Party, the “Responsible Party”) shall have the right to control the initiation and prosecution of any Infringement Action or defense of any Challenge Action, including the right to select counsel therefor, at its own expense. If requested by the Responsible Party, the other Party shall join as a party to such Infringement Action or Challenge Action and will execute and cause its Affiliates to execute all documents necessary for the Responsible Party to initiate, prosecute, maintain or defend such action or proceeding. In addition, at the Responsible Party’s request, the other Party shall provide reasonable assistance to the Responsible Party in connection with an Infringement Action or Challenge Action at no charge to the Responsible Party except for reimbursement by the Responsible Party of reasonable Out-of-Pocket Costs incurred in rendering such assistance.

14.3.5. Sharing of Recoveries.

14.3.5.1. Recoveries in the Ono Territory. Any amounts recovered by either Party pursuant to Section 14.3 (Third Party Infringement) in the Ono Territory will be used first to reimburse the Parties for their reasonable costs and expenses, including attorneys’ fees incurred in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses) with any remainder (i) if Ono controls such enforcement action, to be retained by Ono and deemed Net Sales and subject to royalty payment under Section 11.4 and (ii) if Repare controls such enforcement action, to be allocated [***] to Ono and [***] to Repare.

14.3.5.2. Recoveries in the Repare Territory. Any amounts recovered by either Party pursuant to Section 14.3 (Third Party Infringement) in the Repare Territory will be used first to reimburse the Parties for their reasonable costs and expenses, including attorneys’ fees incurred in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses) with any (i) if Repare controls such enforcement action, to be retained by Repare and (ii) if Ono controls such enforcement action, to be allocated [***] to Repare and [***] to be retained by Ono.

14.4. Notification of Patent Certification. Repare and Ono will each notify and provide the other Party with copies of any notice of a Paragraph IV Patent Certification (including any associated documents) by a Third Party filing an ANDA, an application under §505(b)(2) of the FD&C Act (as amended or any replacement thereof), or any other similar patent certification by a Third Party, and any foreign equivalent thereof. Such notification and copies will be provided to the other Party within [***] after receipt of such notification and will be sent to the address set forth in Section 16.10 (Notices).

14.5. Third Party Claims. If a Third Party sues a Party (the “Sued Party”) or its Related Party alleging that the Party’s, or the Party’s Related Party’s, Development, Manufacture having Manufactured or Commercialization of the Drug Candidate, Licensed Drug Candidate and Licensed Product infringes or will infringe said Third Party’s intellectual property, then upon the Sued Party’s request and in connection with the Sued Party’s defense of any such Third Party suit, the other Party will provide reasonable assistance to the Sued Party for such defense. The Sued Party will keep the other Party, if such other Party has not joined in such suit, reasonably informed on a quarterly basis, in person or by telephone, prior to and during the pendency of any such suit.

14.6. Common Interest. All information exchanged between the Parties representatives pursuant to Section 14 (Intellectual Property) regarding the preparation, filing, prosecution, maintenance, or enforcement of Patent Rights under Section 14 (Intellectual Property) will be deemed Confidential Information. In addition, the Parties acknowledge and agree that, with regard to such preparation, filing, prosecution, maintenance, and enforcement of the Repare Patent Rights the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning such Patent Rights, including privilege under the common interest doctrine and similar or related doctrines.

14.7. Patent Term Extensions.

14.7.1. Patent Rights. Repare shall obtain all available extensions of any Repare Patent Rights and Joint Patent Rights. Ono shall provide any reasonably necessary powers of attorney and shall provide any other assistance, at Repare’s sole cost and expense, that Repare reasonably requests to enable Repare to obtain any such extensions.

14.8. CREATE Act Acknowledgement. It is the intention of the Parties that this Agreement is a “joint research agreement” as that phrase is defined in Section 35 U.S.C. 100(h).

14.9. Trademarks.

14.9.1. Both Parties acknowledge and agree that the Commercialization of the Licensed Product under a common brand name or trademark throughout the world would be beneficial for both Parties in order to maximize the value of the Licensed Product. In furtherance of the foregoing, each Party shall have the right (but not the obligation) to propose to the other Party a limited number of brand names under consideration for use in Commercializing the Licensed Product and shall consider in good faith any comments the other Party has on such brand names. If the Parties select one brand name for, or a Party selects the same brand name that the other Party has decided to use, in Commercializing the Licensed Product (“Common Brand Name”), then, subject to successful registration and approval of such Common Brand Name by the applicable Governmental Authorities, each Party shall use such Common Brand Name for the Commercialization of the Licensed Product in its respective Territory. Repare shall search the possibility of the registration worldwide, and if confirmed the possibility shall file the application for registration of the trademark rights for the Common Brand Name using counsel of its own choice at Repare’s cost for the Repare Territory and Ono’s cost for the Ono Territory. After registration, Repare shall assign the rights to the Common Brand Name in the Ono Territory to Ono without requiring Ono any compensation for such assignment. The costs of procedure related to such assignment shall be borne by Ono. Repare shall be responsible for the prosecution, registration and maintenance of such trademark rights in the Repare Territory at Repare’s sole costs. Repare shall be responsible for the prosecution and registration of such trademark rights in the Ono Territory at Ono’s sole costs, and after its registration Ono shall be responsible for the maintenance of such trademark rights in the Ono Territory at Ono’s sole costs.

14.9.2. If the Parties do not reach an agreement on a Common Brand Name, each Party may use, for Commercializing the Licensed Product in countries in each Party’s respective Territory, its own trademark it considers appropriate and which is reasonably suitable for such Licensed Product in such countries. Both Parties shall own respectively all rights, title and interests in and to its own trademarks throughout the world and shall have the sole right to register, prosecute and maintain its trademarks using counsel of its own choice and at its own expense.

15. TERM AND TERMINATION; REMEDIES

15.1. Term. The Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Section 15.2 (Termination Rights), this Agreement shall continue in effect until the expiration of the last to expire of the Royalty Terms (“Term”).

15.2. Termination Rights. This Agreement may not be terminated by either Party except as provided in this Section 15.2.

15.2.1. Termination of Agreement Without Cause. Ono shall have the right to terminate the Agreement on a Licensed Product-by-Licensed Product (or a Licensed Drug Candidate-by- Licensed Drug Candidate) and country-by-country basis at any time after the Effective Date on [***] prior written notice to Repare.

15.2.2. Termination for Safety or Efficacy Reasons. Ono shall have the right to terminate this Agreement, on a Licensed Product-by-Licensed Product (or a Licensed Drug Candidate-by-Licensed Drug Candidate), for safety or efficacy reasons upon [***] written notice to Repare or within a shorter period if required under applicable Law.

15.2.3. Termination for Cause. This Agreement may be terminated in its entirety at any time during the Term upon written notice by either Party if the other Party is in material breach of its obligations hereunder and has not cured such breach within [***] in the case of a payment breach, or within [***] in the case of all other breaches, after notice requesting cure of the breach; provided, however, that if any breach other than a payment breach is not reasonably curable within [***] and if a Party is making a bona fide effort to cure such breach, such termination shall be delayed for a time period to be agreed by both Parties, not to exceed an additional [***], in order to permit such Party a reasonable period of time to cure such breach.

15.2.4. Termination for Patent Challenge. If, during the Term, either Party (a) commences or participates in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any claim of the other Party’s Patent Rights that are licensed to such challenging Party under this Agreement or (b) actively assists any other Person in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity or enforceability of any claim of the other Party’s Patent Rights that are licensed to such challenging Party under this Agreement (each of (a) and (b), a “Patent Challenge”), then, to the extent permitted by the applicable Laws, the other Party shall have the right, exercisable within [***] following receipt of notice regarding such Patent Challenge, in its sole discretion, to give notice to such challenging Party that the other Party may terminate the license(s) granted under such Patent Right(s) to such challenging Party pursuant to this Agreement [***] following such notice (or such longer period as the other Party may designate in such notice), and, unless such challenging Party withdraws or causes to be withdrawn all such challenge(s) (or in the case of ex-parte proceedings, multi-party proceedings, or other Patent Challenges that such challenging Party does not have the power to unilaterally withdraw or cause to be withdrawn, such challenging Party ceases actively assisting any other party to such Patent Challenge and, to the extent such challenging Party is a party to such Patent Challenge, it withdraws from such Patent Challenge) within such [***] period, the other Party shall have the right to terminate the license(s) granted under such Patent Right(s) to such challenging Party pursuant to the Agreement by providing written notice thereof to such challenging Party. The foregoing sentence shall not apply (i) with respect to any claim of the other Party’s Patent Rights that is licensed to such challenging Party under this Agreement that the other Party first asserts against such challenging Party or any of its Affiliates where the Patent Challenge is made in defense of such assertion, or (ii) with respect to any Patent Challenge commenced by a Third Party that after the Effective Date acquires or is acquired by a Party or its Affiliates or its or their business or assets, whether by stock purchase, merger, asset purchase or otherwise, but only with respect to Patent Challenges commenced prior to the closing of such acquisition.

15.2.5. Termination Upon Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party becomes insolvent or an order is made or a resolution passed for the administration, winding-up or dissolution of such other Party (other than for the purposes of a solvent amalgamation or reconstruction) or an Insolvency Officer is appointed over all or any substantial part of the assets of such other Party or such other Party enters into or proposes any composition or arrangement with its creditors generally or anything analogous to the foregoing occurs in any applicable jurisdiction.

15.3. Effect of Termination.

15.3.1. Effects of Termination of Agreement by Repare or by Ono Other than by Ono for Cause. If this Agreement is terminated by either Party for any reason other than by Ono pursuant to: (i) Section 15.2.3 (Termination for Cause), (ii) Section 15.2.4 (Termination for Patent Challenge) or (iii) Section 15.2.5 (Termination Upon Bankruptcy), then the following terms shall apply:

15.3.1.1. The Polq Program will revert to Repare, and Ono hereby grants to Repare, effective upon the effective date of termination, an irrevocable, worldwide license, which Repare may sublicense through multiple tiers, under the Ono Technology that has been used in the Development, Manufacture, having Manufactured or Commercialization of any Drug Candidate, Licensed Drug Candidate or Licensed Product prior to the effective date of termination, to Develop, Manufacture, having Manufactured and Commercialize Licensed Drug Candidates and Licensed Products (the “Reversion License”); provided that the Parties agree to negotiate in good faith commercially reasonable terms for such Reversion License; provided further that in the case of termination by Repare pursuant to Section 15.2.3, Repare shall have the right to offset the full amount of any losses it has suffered as a result of Ono’s material breach against any financial terms of the Reversion License and (b) in no event shall the royalty to be paid to Ono by Repare (if any) under the Reversion License be greater than [***] of the net sales of Licensed Products. In addition, if Ono is required to make any Third Party License Payments as a result of the Development, Manufacture, having Manufactured or Commercialization of a Drug Candidate, Licensed Drug Candidate or Licensed Product by Repare following the effective date of termination, Repare shall reimburse Ono for any such payments within [***] after receipt of an invoice from Ono.

15.3.1.2. Ono shall responsibly wind-down any on-going Development, Manufacture, having Manufactured, use or Commercialization of the Drug Candidate, Licensed Drug Candidate, or Licensed Product. Ono shall be responsible for any costs associated with such wind-down. Ono may begin such wind-down upon Ono’s termination notice to Repare if this Agreement is terminated by Ono pursuant to Section 15.2.1.

15.3.1.3. Repare shall responsibly wind-down any on-going Research Services. Ono shall be responsible for any costs associated with such wind-down; provided, however, that Ono shall not be obligated to make any payment under Section 2.5 if corresponding Research Services Payment Trigger occurs after the termination notice from terminating Party to the other Party.

15.3.1.4. Ono shall provide any other assistance reasonably requested by Repare for the purpose of allowing Repare or its designee to proceed expeditiously with the Development, Manufacture, having Manufactured, use and Commercialization of the Drug Candidate and the Licensed Product or the Licensed Drug Candidate in or for the Ono Territory for [***] from the effective date of termination of this Agreement;

15.3.1.5. Ono shall, upon Repare’s written request, transfer to Repare any inventory of Licensed Drug Candidates and Licensed Products owned or controlled by Ono or its Affiliates as of the termination date at the (i) Ono’s cost of goods for such Licensed Drug Candidates or Licensed Products or (ii) actual price paid by Ono to Repare or its Third Party manufacturer for such supply, as applicable.

15.3.1.6. Ono agrees (and shall cause Ono’s Related Parties to so agree) to commercially reasonably cooperate with Repare for up to [***] from the effective date of termination to ensure the availability and supply of Drug Candidate, Licensed Product and Licensed Drug Candidate to subjects in any ongoing Clinical Studies and to patients in the Field in or for the Ono Territory, at Repare’s cost.

15.3.2. Effects of Termination of Agreement by Ono for Cause. If Ono is entitled to terminate this Agreement pursuant to Section 15.2.3 (Termination for Cause), Section 15.2.4 (Termination for Patent Challenge) or Section 15.2.5 (Termination Upon Bankruptcy), then, Ono may choose, by written notice to Repare within [***] after Ono becomes entitled to so terminate this Agreement, to (i) waive its right to terminate this Agreement for such uncured material breach by Repare and instead, as its sole remedy, to continue this Agreement in full force and effect, provided that any royalties payable to Repare for Net Sales of Licensed Products under Section 11.4 will be reduced by [***], provided that [***]. or (ii) terminate this Agreement, in which case the following terms shall apply:

15.3.2.1. All licenses granted in this Agreement (and any Sublicenses thereunder) with respect to the Collaboration(including all Licensed Drug Candidates and Licensed Products within the Collaboration) shall immediately terminate.

15.3.2.2. Ono shall responsibly wind-down any on-going Development, Manufacture, having Manufactured, use or Commercialization of the Drug Candidate, Licensed Drug Candidate, or Licensed Product. Repare shall be responsible for any reasonable costs associated with such wind-down.

15.3.2.3. Repare shall responsibly wind-down any on-going Research Services. Ono shall be responsible for any costs associated with such wind-down; provided, however, that Ono shall not be obligated to make any payment under Section 2.5 if corresponding Research Services Payment Trigger occurs after the termination notice from terminating Party to the other Party.

15.3.2.4. Ono may, upon Repare’s written request, transfer to Repare any inventory of Licensed Drug Candidates and Licensed Products owned or controlled by Ono or its Affiliates as of the termination date at the (i) Ono’s cost of goods for such Licensed Drug Candidates or Licensed Products or (ii) actual price paid by Ono to Repare or its Third Party manufacturer for such supply, as applicable.

15.3.2.5. Repare agrees (and shall cause Repare’s Related Parties to so agree) to commercially reasonably cooperate with Ono for up to [***] from the effective date of termination to ensure the availability and supply of Drug Candidate, Licensed Product and Licensed Drug Candidate to subjects in any ongoing Clinical Studies and to patients in the Field in or for the Ono Territory, at Ono’s cost.

15.4. Effect of Expiration or Termination; Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement, as applicable, prior to expiration or termination, including the obligation to pay royalties for the Licensed Product sold prior to such expiration or termination or other payments under this Agreement. The following sections will survive expiration or termination of this Agreement and will remain in full force and effect: Sections 1 and 2.6.4, Section 4.3.2 (for a period of [***] after the effective date of termination), Sections 4.3.5 and 8.5, Section 9.4, Section 11.5-11.6 (for a period of [***] after the effective date of termination), Sections 13, 14.6, 15.3, 15.4, and 16.2-16.13. Except as otherwise set forth in Section 15, upon termination or expiration of this Agreement all rights and obligations of the Parties under this Agreement, shall cease.

15.5. Equitable Remedies. The Parties agree and acknowledge that irreparable damage, for which money damages may not constitute an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that a Party shall be entitled, without proof of actual damages, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which a Party is entitled at Law, in equity, or otherwise. The Parties further agree that the Parties will not oppose or otherwise challenge the appropriateness of any equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief that is consistent with the terms of this Section 15.5.

16. MISCELLANEOUS

16.1. Assignment. Except as provided in this Section 16.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the written consent of the other Party. Notwithstanding the foregoing, either Party may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or to an or to a Third Party that acquires, by or otherwise in connection with, the merger, sale of assets or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates, provided that such Affiliate or Third Party assumes all of the assigning Party’s obligations under this Agreement, subject to Section 16.15.1 (Future Acquisition of a Party or its Business). The assigning Party shall remain responsible for the performance by such Affiliate or Third Party of this Agreement or any obligations hereunder so assigned. Any purported assignment in violation of this Section 16.1 shall be void.

16.2. Governing Law. This Agreement shall be construed and the respective rights or obligations of the Parties determined in accordance with the substantive Law of the State of New York, other than (a) its conflicts of laws principles; (b) the United Nations Convention on Contracts for the International Sale of Goods; (c) the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”); and (d) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980.

16.3. Arbitration. The Parties will first attempt to resolve any dispute arising out of or in connection with this Agreement amicably by negotiation between the Parties. All disputes which remain unresolved for [***] after either Party requests in writing to proceed to negotiation under this Section 16.3 shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said Rules. The place of arbitration shall be New York, New York, United States. The language of the arbitration shall be English. Each Party shall nominate one (1) arbitrator, and the two (2) arbitrators so nominated shall nominate a third (3rd) arbitrator, who shall act as the chairperson. If the tribunal orders production of documents, the tribunal shall take guidance from the IBA Rules on the Taking of Evidence in International Arbitration as current on the date of the commencement of the arbitration. The existence and content of the arbitral proceedings, any information exchanged between Parties during the arbitral proceedings and any rulings or award shall be kept confidential by the Parties and members of the tribunal except (i) to the extent that disclosure may be required by a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a court or other judicial authority, (ii) with the consent of both Parties, (iii) where needed for the preparation or presentation of a claim or defense in this arbitration, (iv) where such information is already in the public domain other than as a result of a breach of this clause, or (v) by order of the tribunal upon application of a Party. The costs and expenses of translation of relevant documents and translators relating to the arbitration shall be deemed as the costs and expenses of the arbitration, and may be allocated to any Party in the award by the tribunal. The tribunal may include in its award an allocation to any Party of costs and expenses relating to the arbitration, excluding lawyers’ fee, as the tribunal deems reasonable. Each Party shall bear its own cost and expenses for its own lawyers. The award rendered by the tribunal shall be final and binding upon the Parties and may be entered in any competent court of appropriate jurisdiction. The Emergency Arbitrator Provisions shall not apply.

16.4. Entire Agreement; Amendments. The Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral, including that certain Confidential Disclosure Agreement by and between the Parties, dated March 8, 2018 and its Amendment No.1 dated May 17, 2018 (provided that all information disclosed or exchanged under such agreement will be treated as Confidential Information hereunder). This Agreement (other than the Schedules attached hereto) may be amended, or any term hereof modified, only by a written instrument duly-executed by authorized representatives of both Parties hereto. The Schedules attached hereto may be amended, or any term hereof modified, only by a written instrument duly-executed by authorized representatives of both Parties hereto, except to the extent expressly provided in this Agreement.

16.5. Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect by a competent court in any jurisdiction, the invalid, illegal or unenforceable provision(s) shall be severed from this Agreement and shall not affect the validity of this Agreement as a whole.

16.6. Headings. The captions to the Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Sections hereof.

16.7. Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

16.8. Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa); (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and shall not be interpreted to limit the provision to which it relates; (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (e) any reference herein to any Person shall be construed to include the Person’s successors and permitted assigns (subject to Section 16.1 with respect to a Party); (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this

Agreement in each of their entirety, as the context requires, and not to any particular provision hereof; (g) all references herein to Sections or Schedules shall be construed to refer to Sections or Schedules of this Agreement, and references to this Agreement include all Schedules hereto; (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging); (j) references to any specific law, rule or regulation, or article, Section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or”; and (l) the reference to “day” shall mean a calendar day unless “Business Day” is specified.

16.9. No Implied Waivers; Rights Cumulative. Except as expressly provided in this Agreement, no failure on the part of Repare or Ono to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at Law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

16.10. Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally- recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Repare, to:	Repare Therapeutics, Inc. 7210 Frederick-Banting St. Suite 100 Saint-Laurent, QC H4S 2A1 Canada Attention: President Facsimile No.:

With a copy to:	Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02110 Attention: Christopher Denn Facsimile No.:

If to Ono, to:	Ono Pharmaceutical Co., Ltd. 8-2, Kyutaromachi 1-Chome, Chuo-ku, Osaka 541-8564 Japan Attention: Director, License Facsimile No.:

With a copy to:

Ono Pharmaceutical Co., Ltd.

Attention: General Manager, Legal Department

Facsimile No.:

Ono Pharma USA, Inc.,

2000 Lenox Drive, Suite 101, Lawrenceville, New Jersey 08648, USA

Attention: President

Facsimile No.:

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. In addition, each Party shall deliver a courtesy copy to the other Party’s Liaison concurrently with such notice. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on receipt if sent by overnight courier; or (c) on receipt if sent by mail.

16.11. Compliance with Export Regulations. Neither Party shall export any technology licensed to it by the other Party under this Agreement except in compliance with U.S. export Laws and other applicable foreign export Laws.

16.12. Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement (except payment of money obligations), to the extent that such failure or delay is caused by or results from causes which are unforeseeable and irresistible, potentially including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, earthquake, tsunami or other acts of God. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

16.13. Independent Parties. It is expressly agreed that Repare and Ono shall be independent contractors and that the relationship between Repare and Ono shall not constitute a partnership, joint venture or agency. Repare shall not have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on Ono, without the prior written consent of Ono, and Ono shall not have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on Repare without the prior written consent of Repare.

16.14. Performance by Affiliates. Each Party acknowledges and accepts that the other Party may exercise its rights and perform its obligations under this Agreement either directly or through one or more of its Affiliates. A Party’s Affiliates will have the benefit of all rights (including all licenses) of such Party under this Agreement. Accordingly, in this Agreement “Ono” will be interpreted to mean “Ono or its Affiliates” and “Repare” will be interpreted to mean “Repare or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights provided to such Party in this Agreement; provided, however, that in any event each Party will remain responsible for the acts and omissions, including financial liabilities, of its Affiliates.

16.15. Acquisitions.

16.15.1. Future Acquisition of a Party or its Business. Subject to Sections 16.15.2.1 and 16.15.2.2, in the event of an acquisition of a Party or its business by a an Acquirer after the Effective Date, whether by merger, asset purchase or otherwise, as to any such Acquirer, the other Party shall not obtain rights, licenses, options or access to any Patent Rights, Know-How, product candidates or products that are held by the Acquirer or any Affiliate of the Acquirer that becomes an Affiliate of the acquired Party as a result of such acquisition (but excluding the acquired Party), that were not generated through any use or access to the Know-How or Patent Rights of the acquired Party, or that are not used by the acquired Party in connection with a Drug Candidate, Licensed Drug Candidate and a Licensed Product.

16.15.2. Acquired Programs.

16.15.2.1. The Parties acknowledge and agree that the restrictions in Section 12.4 (Exclusivity) shall not apply to the following circumstances as and to the extent provided in this Section 16.15.2.1: (i) an acquisition of a Party or its business after the Effective Date by an Acquirer, whether by merger, asset purchase or otherwise, which Acquirer is, prior to such acquisition, conducting a research, development or commercialization program that, if conducted by a Party at such time, would be a breach of such Party’s exclusivity obligation in Section 12.4 (Exclusivity) and (ii) an acquisition by a Party (“Acquiring Party”) after the Effective Date of the business or assets of a Third Party, whether by merger, asset purchase or otherwise, which Third Party is, prior to such acquisition, conducting a research, development or commercialization program that, if conducted by a Party at such time, would be a breach of such Party’s exclusivity obligation in Section 12.4 (Exclusivity) (each program described in the foregoing clauses (i) and (ii) is a “Competing Program”) on the condition the following are met:

(a) [***].

(b) [***]

16.15.2.2. [***].

16.16. Binding Effect; No Third Party Beneficiaries. As of the Effective Date, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Except as expressly set forth in this Agreement, no Person other than the Parties and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

16.17. Counterparts. The Agreement may be executed in two (2) or more counterparts, including by facsimile or PDF signature pages or other electronic means, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

ONO PHARMACEUTICAL CO., LTD.		REPARE THERAPEUTICS, INC.

BY:	/s/ Gyo Sagara	BY:	/s/ Lloyd M. Segal
NAME: Gyo Sagara TITLE: President, Representative Director and CEO		NAME: Lloyd M. Segal TITLE: President & CEO

Schedule 2.4.1

RESEARCH PLAN

(attached)

RESEARCH SERVICE

PLAN

[***]

Schedule 10.3

SPECIFIC OBLIGATIONS UNDER THE NYU AGREEMENT

The following Sections are excerpted from the NYU Agreement and shall be applicable to this Agreement with: (i) Ono having the rights and obligations of a “sublicensee” under the following provisions and (ii) this Agreement constituting a “sublicense” for purposes of the following provisions:

5.05 Repare shall be entitled to grant sublicenses under the License on terms and conditions in compliance and are materially consistent with the terms and conditions of this Agreement (i) to Affiliates or (ii) to Third Parties, in each case for consideration and in an arms- length transaction. All sublicenses shall only be granted by Repare under a written agreement, a copy of which shall be provided by Repare to NYU as soon as practicable after the signing thereof. Each sublicense granted by Repare hereunder shall be subject and subordinate to the terms and conditions of this License Agreement and shall contain (inter-alia) the following provisions:

(1)

the sublicensee may have step-in rights, whereby a sublicensee could cure a breach of this Agreement by Repare during the cure period provided in Section 15.02, and thereafter the sublicense granted hereunder would continue as provided in Section 15.03; provided that in all other circumstances, the sublicense would terminate at the end of such cure period;

(2)	the sublicense shall not be assignable, in whole or in part;

(3)	the sublicensee shall be able to grant further sublicenses thereunder subject to the term of this Section 5.05; and

(4)

both during the term of the sublicense and thereafter the sublicensee shall agree to a confidentiality obligation similar to that imposed on Repare in Section 9 below, and that the sublicensee shall impose on its employees, both during the terms of their employment and thereafter, a similar undertaking of confidentiality; and

(5)

the sublicense agreement shall include the text of Sections 13 and 14 of this Agreement and shall state that NYU is an intended Third Party beneficiary of such sublicense agreement for the purpose of enforcing such indemnification and insurance provisions.

Repare shall not be subject to the provisions of this Section 5.05 with respect to agreements with a distributor or to a contractor or a subcontractor to the extent the purpose is manufacturing, research and development, packaging and distributing and other similar services for which such services are compensated by Repare (the “Excluded Sublicensees”).

13. Liability and Indemnification.

13.1 Repare shall indemnify, defend and hold harmless NYU and its contractors and each of their affiliates, and each of their trustees, officers, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments (i) arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by Repare or by a licensee, Affiliate or agent of Repare of any Licensed Drug Candidate and Licensed Product, process or service relating to, or developed pursuant to, this Agreement or (ii) arising out of any other activities to be carried out pursuant to this Agreement.

13.2 With respect to an Indemnitee, Repare’s indemnification under subsection 13.01(i) shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of such Indemnitee. Repare’s indemnification obligation under subsection 13.01(ii) shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the fraud, willful misconduct or grossly negligent activities of NYU or any Indemnitees or otherwise arising from NYU’s breach of any representation, warranty or covenant of this Agreement.

13.3 Repare agrees, at its own expense, to provide attorneys reasonably acceptable to NYU to defend against any actions brought or filed against any Indemnitee with respect to the subject of indemnity to which such Indemnitee is entitled hereunder, whether or not such actions are rightfully brought.

14. Insurance.

14.1 At such time as any Licensed Product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold or tested in clinical trials by Repare or by a licensee, Affiliate or agent of Repare, Repare shall at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than (i) $[***] per incident and $[***] annual aggregate during the period that such Licensed Product, process, or service is being tested in clinical trials prior to commercial sale, and (ii) $[***] per incident and $[***] annual aggregate, during the period that such Licensed Product, process, or service is being commercially distributed or sold, and in each case naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Repare’s indemnification under Section 14 of this Agreement. If Repare elects to self-insure all or part of the limits described above including deductibles or retentions which are in excess of U.S. $[***] annual aggregate such self-insurance program shall include assets or reserves which have been actuarially determined for the liabilities associated with this Agreement and shall be reasonably acceptable to NYU.

The minimum amounts of insurance coverage required under this Section 14 shall not be construed to create a limit of Repare’s liability with respect to its indemnification under Section 13 of this Agreement.

14.2 Repare shall provide NYU with written evidence of such insurance upon request of NYU. Repare shall provide NYU with written notice at least [***] prior to the cancellation, non-renewal or material change in such insurance; if such insurance is terminated or no longer in compliance with this Section 14, and Repare does not obtain replacement insurance NYU shall have the right to terminate this Agreement without notice or any additional waiting periods.

14.3 Repare shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold or tested in clinical trials by Repare or by a sublicensee, Affiliate or agent of Repare and (ii) statute of limitations applicable to such activities.

15. Expiry and Termination

15.1 Unless earlier terminated pursuant to this Section 15, hereof, this Agreement shall expire upon the expiration of the period of the License in all countries as set forth in Section 5.04 above.

15.2 At any time prior to expiration of this Agreement, either Party may terminate this Agreement forthwith for cause, as “cause” is described below, by giving written notice to the other Party. Cause for termination by one Party of this Agreement shall be deemed to exist if the other Party materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within [***] or, in the case of failure to pay any amounts due hereunder, [***] (unless otherwise specified herein) after the giving of notice by the other Party specifying such breach or default and provided such breach or default is not cured, or if either NYU or Repare discontinues its business or becomes insolvent or bankrupt.

15.3 Upon termination of this Agreement for any reason and prior to expiration as set forth in Section 15.01 hereof, all rights granted hereunder to the NYU Technology shall revert to NYU and Repare shall not be entitled to make any further use whatsoever of the NYU Technology. Notwithstanding the foregoing, if any sublicense agreements that were granted in compliance with Section 5.05 remain in good standing as of the date of such termination, then the rights licensed herein shall be extended to such Sublicensee in the same scope as is provided in such sublicense agreement, provided that the relevant Sublicensee signs a written agreement with NYU agreeing to be bound by the terms of this Agreement and agreeing that NYU’s only obligation hereunder shall be to maintain the effectiveness of the scope of the rights licensed hereunder to such Sublicensee.

Schedule 12.2.3

REPARE PATENT RIGHTS

[***]

Schedule 12.2.4

REPARE IN-LICENSES

NYU Agreement